UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

San Lotus Holding Inc.

(Exact Name of Registrant in its Charter)

Nevada	7200	45-2960145
(State or other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

San Lotus Holding Inc.

Suite 23, 3301 Spring Mountain Road

Las Vegas, NV 89102

Tel: 702-776-8066

Fax: 702-776-8809

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Autarky Consulting Inc.

Suite 23, 3301 Spring Mountain Road

Las Vegas, NV 89102

(Name and address of agent for service of process)

Copies of communications to:

Chiang, Tien Jen

Autarky Consulting Inc.

B302D, Kewang Rd, Longtan Township

Taoyuan County 325

Email: rayc1179@gmail.com

(Name and address of agent for service of process)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

The sole purpose of this Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-176694) (the “Registration Statement”) of San Lotus Holding Inc. (the “Company”) is to complete and update all information disclosed in the Post-Effective Amendment No. 4 to the Registration Statement, which is filed with the SEC on May 30, 2014 (the “Post-Effective Amendment No.4”). No additional securities are being registered under this Post-Effective Amendment No. 5. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

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CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock, $0.10 par value per share	494,000	$.20	$98,800	$8.60

(1)    This Registration Statement covers the resale by our selling stockholders of up to 494,000 shares of common stock previously issued to such selling stockholders.

(2)    The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457 the offering price was arbitrarily determined. The offering price of $.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board (“OTCBB”), at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE. We intend to commence the proposed sale as soon as practicable after this Registration Statement becomes effective.

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PRELIMINARY PROSPECTUS

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SAN LOTUS HOLDING INC.

494,000 SHARES OF COMMON STOCK

The selling stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. We will not receive any proceeds from the sale of the common stock covered by this prospectus. The selling stockholders will receive $.20 per share or an aggregate of $98,800 if all of the shares are sold.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock. The common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $.20 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares of the selling security holders.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for future filings. Please refer to discussions under “Prospectus Summary” on page 6 and “Risk Factors” on page 11 of how and when we may lose emerging growth company status and the various exemptions that are available to us.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 to read about factors you should consider before buying shares of our common stock.

The Date of This Prospectus is: ________________________________2012

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ITEM 3: SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “Company,” “we,” “us” and “our” refer to San Lotus Holding Inc.

Overview

We were incorporated in the State of Nevada on June 21, 2011 as San Lotus Holding Inc. and our fiscal year end is December 31.We are working to develop, build and operate a global travel and leisure agency business. Our vision is to consolidate travel products and services and deliver value to the world’s travel population. The development of our services will cost approximately $578,688 over the next 12 months to implement the next stages of our business plan. These expenses will be divided into two segments: (i) the development of our wholly-owned Taiwan subsidiary, Green Forest Management Consulting Inc., a Taiwan corporation (“Green Forest”) and (ii) the general and administrative costs of San Lotus.

Currently, we have no established bank-financing arrangements. Therefore, it is likely we would need to seek additional financing through subsequent future private offerings of our equity securities and/or mortgage of land. We have no current plans for additional financing. As of June 16, 2014, we had $54,371.49 cash in the bank, $2.23 cash held by our wholly-owned Taiwan (R.O.C.) subsidiary, Green Forest Management Consulting Inc. and $3, 589.9 cash held by our wholly-owned Taiwan (R.O.C.) subsidiary Da Ren International Development Inc., for purposes of building our travel services business in Taiwan.

Based upon the above, we believe that San Lotus and Da Ren will not have enough funds to support themselves for remaining months and Green Forest is already almost out of funds. We will likely have to borrow funds from our President and Chairman, Chen, Li-Hsing, to sustain our operations until we are able to complete a private placement of our equity securities and/or mortgage our land. If we are unable to satisfy our cash requirements, we may be unable to proceed with our plan of operations. At present, there have been no loans to the Company and it is unknown if the Company will obtain needed funds in the future. We have no binding obligation with Mr. Chen to fund our losses and we have issued him no guarantee that we will repay him in the future.

We are a development stage company that plans to market global travel products to the retiring baby boomer generation in the Asian markets. Our travel services agency will be based in Taiwan, with a focus on both outbound and inbound travel services. These travel services will consist both of planning and booking travel for individuals to get them to various destinations around the globe (providing outbound travel services) and assisting individuals in planning and booking their travel itinerary upon arrival in Taiwan (providing inbound travel services).

On May 21, 2012, we received approval from Taiwan’s Ministry of Economic Affairs (the “Ministry of Economic Affairs”) to directly invest in Taiwan through our wholly owned subsidiary, Green Forest. This approval is the precursor to us establishing our own travel agency in Taiwan. Following our approval from the Ministry of Economic Affairs, in July, 2012 we injected $300,000 capital into Green Forest, which funds will be used to build our Taiwan travel services business, bringing Green Forest’s total capital to $300,000. This amount included $16,700 that we repaid to Chiang, Yu Chang, one of our shareholders, and Yu, Chien Yang, our vice president, who funded to establish Green Forest as an entity in Taiwan, something we were not allowed to participate in until we gained approval to invest in Taiwan from Taiwan’s Ministry of Economic Affairs.

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The injection of these funds funded the operations of our Taiwan subsidiary during Green Forest’s first 12 months as our subsidiary. It is likely we would need to seek additional financing by private placement of our equity securities and/or mortgage our land. But, there can be no assurance we will be funded as such.

In June 2012, we purchased a condominium and three vehicles located in California for a total purchase price of $628,141. We made these purchases with the purpose of (1) having a location for our executives and employees to stay while working in marketing our Taiwan travel services to the California market; and (2) having a means to transport our clients from the airport to their various destinations when visiting the U.S. In addition, by having the condominium in California, it will be easier for us to travel to the U.S. to work with our various U.S. service providers in meeting the Company’s U.S. legal, accounting and compliance needs.

To further explain our purpose in advertising and investing in the U.S., we expect Taiwanese travel to the U.S. to experience a substantial uptick as Taiwan was recently admitted to the U.S. Visa Waiver Program (the “Visa Waiver Program”) (as reported at the U.S. Department of Homeland Security’s website www.cpb.gov).

Now that Taiwan has been admitted to the Visa Waiver Program, Taiwan residents traveling to the U.S. are not required to obtain visas for visits to the U.S. of 90 days or shorter. Taiwan’s Government Information Office has estimated that the U.S. will experience an approximately $1.8 billion gain from Taiwanese tourists visiting the U.S. as a result of Taiwan’s admission to the Visa Waiver Program (as reported in Taiwan Today, a publication of the Taiwan Government Information Office, www.taiwantoday.tw). We intend to take advantage of that uptick in Taiwan-U.S. travel by making sure to provide quality travel services for Taiwan’s travelers coming to the U.S.

We are a development stage company that has generated no revenues. This raises substantial doubt about our ability to continue as a going concern. As of June 16, 2014, we had $54,371.49 in our treasury.

We are focusing our efforts on meeting the travel demands of the retiring baby boomer generation, initially in Taiwan (R.O.C.) and, subsequently, in the Asia Pacific, North American and European markets.

We intend to develop and source trips and services that span Asia and North America, as these areas are the destinations most travelled to within the Taiwan market. After we have established a solid range of products, we will then expand to include offerings on a global basis.

We plan on becoming a wholesaler as well as a retailer in most of the products and services we plan to provide. Becoming a “wholesaler as well as a retailer" means that in addition to selling directly to the end customers, in which case our Company will earn commission revenue while acting as a retailer, we also plan to distribute our offerings through other travel service providers which will allow us to earn mark-up revenue while acting as a wholesaler.

Products and Services Offered:

☐	Transportation: airlines / buses / car rentals / railways / cruises;

☐	Accommodation: hotels / resorts / cruises; and

☐	Packaged holidays / local tours.

Our specific services will include investigating and researching specific companies providing services and destinations that our clients are interested in, as well as suggesting alternative travel plans and destinations to our customers. We will also investigate and research countries and areas where travel or service is desired. Our target market is the retiring baby boomer generation.

Our officers currently serve as part-time travel agents for us and this may lead to a conflict of interest and a loss of business opportunities.  Our officers’ present part-time employment with us may divert potential clients and business opportunities for the Company to their other employers, which may have an adverse consequence on our potential revenues. Our officers may be unable to spend adequate time developing the Company’s business due to their status as part-time employees with the Company. Currently our officers and directors work 15-20 hours per week for the Company.

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Our operations to date have been devoted primarily to start-up and development activities, which include:

1.	formation of the Company;

2.	applying for and obtaining the required licenses and permits for our Taiwan office;

3.	development of our business plan;

4.	evaluating various travel destinations;

5.	researching marketing channels and strategies;

6.	developing our initial online website, www.sanlotusholding.com; and acquiring land for development of potential destination real estate sites.

Change in Shell Company Status.

As a result of the acquisition of Da Ren International Development Inc., pursuant to the Stock Purchase Agreement entered into on September 17, 2013, we are no longer considered a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), as the Company now has significant non-cash assets.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an “emerging growth company,” we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

·	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

·	the last day of the fiscal year following the fifth anniversary of the completion of this offering;

·	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

·	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion on page 11 under “Risk Factors” of the effect on our financial statements of such election.

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Where You Can Find Us

San Lotus Holding Inc.

23 3301 Spring Mountain Road, Las Vegas, Nevada 89102

Tel: 702-776-8066

Fax: 702-776-8809

The Offering

Common stock offered by selling security holders	494,000 shares of common stock at $.20 per share or $98,800 in total. This number represents 3.4 percent of our current outstanding common stock (1).

Common stock outstanding before the offering	236, 224, 067 shares.

Common stock outstanding after the offering	236, 224, 067 shares as of June 16, 2014.

Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 11.

(1)	Based on 236, 224, 067 shares of common stock outstanding as of June 16, 2014.

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SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and the related notes included in this prospectus:

				Deficit Accumulated
				from2011/6/21
				(Inception) through
	2013	2012	2011	2013/12/31
Revenue	$-	$-	$-	$-
General and administrative expenses	290,090	477,282	45,964	813,336
Loss from Operations	(290,090)	(477,282)	(45,964)	(813,336)

Other income (expenses)
Interest income	$123	$115	$-	$238
Loss from long-term investments	-	(20,837)	-	(20,837)
Gain from disposal of long-term investments	-	20,837	-	20,837
Total other income (expense)	123	115	-	238
Net loss before income taxes	(289,967)	(477,167)	(45,964)	(813,098)
Provision for income taxes	-	-	-	-

Net loss	(289,967)	(477,167)	(45,964)	(813,098)
Net loss attributable to noncontrolling interest	(193)	(53,248)	-	53,441
Net loss attributable to San Lotus Holding Inc.	(289,774)	(423,919)	(45,964)	(759,657)

Net Loss Per Share-
Basic and Diluted	(0.01)	(0.05)	(0.03)	(0.05)
Weighted Average Shares Outstanding:
Basic and Diluted	27,130,714	9,370,002	1,649,485	14,748,931

Other comprehensive income, net of tax:
Net loss	$(289,967)	$(477,167)	$(45,964)	$(759,657)
Foreign currency translation adjustment, net of tax	(102,733)	7,208	-	(102,733)
Total comprehensive income (loss)	(392,700)	(469,959)	(45,964)	(862,390)
Comprehensive income (loss) attributable to the noncontrolling interest	(193)	(53,248)	-	(53,441)
Comprehensive income (loss) attributable to San Lotus Holding Inc.	$(392,507)	$(416,711)	$(45,964)	$(462,675)

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RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to Our Business

WE MAY NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our services will require the commitment of substantial resources of approximately $578,688 over the next 12 months to implement the next stages of our business plan. Currently, we have no established bank-financing arrangements. Therefore, it is likely we would need to seek additional financing through subsequent future private offerings of our equity securities. We have no current plans for additional financing. As of June 16, 2014, we had $54,371.49 cash in the bank, $2.23 cash held by our wholly-owned Taiwan (R.O.C.) subsidiary, Green Forest Management Consulting Inc. and $3,589.9 cash held by our wholly-owned Taiwan (R.O.C.) subsidiary Da Ren International Development Inc., for purposes of building our travel services business in Taiwan. We expect the remainder of the needed funds to come in the form of loans from our president and founder, Chen Li Hsing.

We cannot give you any assurance that any additional financing will be available to us or, if available, will be on terms favorable to us. The sale of additional equity securities will result in dilution to our stockholders. The occurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If adequate additional financing is not available on acceptable terms, we may not be able to implement our business development plans or continue our business operations. We believe the only source of funds that would be realistic at this stage of our operation is through a loan from our president and the sale of equity capital. At this time we have no guarantee or written loan agreement with our president, just a verbal agreement. Now that our stock is quoted on the OTCBB, we may have the opportunity to participate in the equity markets and raise the necessary capital through the sale of our stock. There is no assurance, however, that we will be able to raise capital through the sale of our stock.

WE HAVE A LIMITED OPERATING HISTORY AND FACE MANY OF THE RISKS AND DIFFICULTIES FREQUENTLY ENCOUNTERED BY DEVELOPMENT STAGE COMPANIES.

We are a development stage company and, to date, our development efforts have been focused primarily on the development and marketing of our business model and website. We have a limited operating history for investors to evaluate the potential of our business development. We have not yet built our customer base or our brand name and it is possible we never will. In addition, we face many of the risks and difficulties inherent in gaining market share as a new company.

Our operations to date have been devoted primarily to start-up and development activities, which include:

1.	formation of the Company;

2.	development of our business plan;

3.	evaluating various travel destinations;

4.	researching marketing channels and strategies;

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5.	developing our web site: www.sanlotusholding.com; and

6.	acquiring land for potential destination real estate development.

Our future will depend on our ability to bring our service to the marketplace, which requires careful planning, without incurring unnecessary cost and expense.

GOVERNMENT REGULATIONS MAY NEGATIVELY AFFECT OUR BUSINESS AND DEVELOPMENT OPPORTUNITIES.

With the addition of land and land development projects in Taiwan, we will be subject to additional governmental regulations that may limit our operations or create delays as we may be required to obtain additional permits and governmental consent to our development projects and/or land usage. Any additional requirements for permits or regulations that need to be complied with may cause us to incur additional expense.

WE WILL BE SUBJECT TO ENVIRONMENTAL LAWS AND THE COST OF COMPLIANCE COULD ADVERSELY AFFECT OUR BUSINESS.

With the ownership of land, we will be subject to various environmental laws. Compliance with these laws may cause us to incur additional expense or delay in our land development projects.

DUE TO OUR REAL ESTATE DEVELPOPMENT PLANS, WE WILL FACE FIXED COSTS DUE TO PROPERTY TAX AND PROPERTY INSURANCE REQRUIREMENTS.

Our business strategy concerning our real estate development business involves high fixed costs, including property taxes and insurance costs, which we may be unable to adjust in a timely manner in response to any reduction in our revenues. The land we have acquired is uninsured at present and has a yearly property tax of NT$39,646 (US$1,300). We will need to insure the property in the future and we will be able to better estimate insurance costs as we determine how we are going to utilize the property, which we intend to do following the completion of additional land and land holding company acquisitions, which we expect to complete sometime in the first quarter of 2014.

OUR REAL ESTATE DEVELOPMENT EFFORTS MAY BE DELAYED OR UNSUCCESSFUL IN THE EVENT WE ARE UNABLE TO RAISE ADDITIONAL FUNDS.

The real estate development industry is capital intensive, and real estate development requires significant up-front expenditures to develop land and begin construction. Accordingly, we will require substantial expenditures to finance our land development activities. Although we believe that internally generated funds will be sufficient to fund our capital and other expenditures, the amounts available from such sources will not be adequate to meet funding requirements for our planned development and construction activities. We do not yet know how much the real estate development portion of our business will cost as we have just begun the process of acquiring land that we will use for development. Once we have acquired the lands for which we have entered into non-binding letters of intent for acquisition, we will evaluate our development plans and further determine how much we expect the land development to cost. We will likely need to seek additional capital in the form of sales of our equity securities to meet these funding needs. Our failure to obtain sufficient capital to fund our planned expenditures could have a material adverse effect on our business and operations and our results of operations in future periods.

AVAILABILITY OF THE INTERNET MAKES IT MUCH EASIER FOR INDIVIDUALS TO PLAN THE DETAILS OF THEIR OWN TRIPS.

The availability of the Internet makes it much easier for affluent individuals and others to plan the details of their own trips, thereby eliminating the fees we hope to collect. Such self-managed trips may have caused many travel agencies to go out of business in recent years and may continue to cause travel agencies to go out of business.

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IF WE ARE NOT ABLE TO LOCATE TRAVELERS WILLING TO PAY FOR TRAVEL SERVICES WE MAY HAVE TO CEASE OPERATIONS.

The travel industry in general is ruled by those who can provide service at the lowest price. The Company aims to reach travelers who are willing and able to pay for travel design services and it may be difficult to find these travelers in numbers large enough to make our business model work well enough to attain profitability. If we are unable to locate travelers willing to pay for our travel services we may not be able to continue our business operations.

UNCERTAINTY AND ADVERSE CHANGES IN THE GENERAL ECONOMIC CONDITIONS OF THE MARKETS IN WHICH WE WILL PARTICIPATE MAY NEGATIVELY AFFECT OUR BUSINESS.

Current and future conditions in the economy have an inherent degree of uncertainty. It is even more difficult to estimate growth or contraction in various parts, sectors and regions of the economy, including the markets in which we will participate. As a result, it is difficult to estimate the level of growth or contraction for the economy as a whole. Adverse changes may occur as a result of soft global economic conditions, rising oil prices, wavering consumer confidence, unemployment, declines in stock markets, contraction of credit availability, or other factors affecting economic conditions in general. These changes may negatively affect our sales and/or increase our exposure to losses. These possible changes may also affect the ability for a start-up company like us to raise sufficient capital in the U.S. equity market.

OUR OFFICERS AND DIRECTORS CONTROL 36.61 PERCENT OF THE COMPANY GIVING THEM SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF ALL OTHER STOCKHOLDERS.

Because our officers and directors together hold 36.61 percent of our common stock, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. They may also be able to determine their compensation.

WE MAY INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY AND TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. While we do not presently have D&O insurance for our officers and directors, we intend to acquire D&O insurance in the future. We are estimating our annual costs for being a publicly reporting company to be approximately $160,000 range for the next few years. In addition, we may not be able to absorb these costs of being a public company, which will negatively affect our business operations.

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THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements, such as those imposed by the Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, which is necessary to maintain our public company status. If we fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

OUR OFFICERS AND DIRECTORS HAVE THE ABILITY TO DETERMINE THEIR SALARY AND PERQUISITES WHICH MAY CAUSE US TO HAVE A LACK OF FUNDS AVAILABLE FOR NET INCOME.

Because our officers and directors have the discretion to determine their salary and perquisites we may have no net income. If our officers determine that their salaries are at a level above our potential earnings the company may not have funds available.

AS A SMALLER TRAVEL COMPANY WITH REPORTING OBLIGATIONS, AND AS THE TRAEL INDUSTRY HAS LOW BARRIERS TO ENTRY, WE MAY BE AT A COMPETITIVE DISADVANTAGE TO OTHER TRAVEL COMPANIES.

Because the travel market is competitive, is driven in part by costs and consists mostly of private companies that do not have public reporting obligations, our reporting obligations may put us at a competitive disadvantage. The travel industry has low barriers to entry. In addition, we face additional expenses that a private travel company does not have such as PCAOB auditor fees, EDGAR filing fees and legal fees related to our SEC reporting obligations. Other non-public travel companies do not incur these costs. We are at a competitive disadvantage to our competitors because of this.

OUR OFFICERS CURRENTLY WORK AS PART-TIME TRAVEL AGENTS WHICH MAY POTENTIALLY LEAD TO A CONFLICT OF INTEREST.

Our officers currently serve as part-time travel agents and this may lead to a conflict of interest and potentially lead to a loss of business opportunities. Our officers’ current part-time employment may divert potential clients and business opportunities for the Company to their other businesses. This may have an adverse consequence on our potential revenues. Our officers may be unable to spend adequate time developing the Company’s business because of their current part-time status with the Company. Currently they each work 15-20 hours per week for the Company.

WE WILL NEED GOVERNMENT APPROVAL TO OPERATE TRAVEL AGENCIES IN THE COUNTRIES WHERE WE PLAN TO HAVE OPERATIONS.

We will need government approval to operate travel agencies in the countries where we have operations. For example, in Taiwan (Republic of China), we need to obtain the approval of the Tourism Bureau under the Ministry of Transportation and Communications. Accordingly, we will have to comply with the relevant laws regulating our activities. At this time, we have obtained consent from the Ministry of Commerce of Taiwan (R.O.C.) to directly invest into Taiwan through our wholly owned subsidiary, Green Forest Management Consulting Inc., but we have not yet received permission to operate a travel agency. There are a number of requirements we will need to meet under the laws of Taiwan in obtaining and maintaining a license to operate a travel agency. The more pertinent requirements include (1) meeting capital base requirements by type of travel agency, (2) maintenance of statutory deposit/reserve by type of travel agency and number of branches, and (3) qualification of management personnel, among others.

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Our company has enough capital to meet the capital and statutory reserve requirements for operating a travel agency in Taiwan after taking into account the costs of our business plan and cost of operations. As an example, to be a type B travel agency in Taiwan, the minimum capital requirement is equivalent to $100,000, with a required statutory reserve of $20,000 for the main office and $5,000 per branch office. A type B travel agency is one that is permitted to carry out the following travel-related business:

·	to sell transportation tickets on behalf of vendors;

·	to purchase transportation tickets on behalf of customers;

·	to arrange travel, accommodation, transportation and other travel related services for customers;

·	to promote travel tours to domestic customers on behalf of other travel agencies;

·	to design domestic travel plans;

·	to provide travel related consulting services; and

·	to operate any other travel related business permitted by the regulatory body.

We intend to apply for and operate as a type B travel agency. We have no plans to operate as any other type of travel agency in Taiwan. These activities combined allow us to market the global travel products referred to throughout the prospectus.

A summary of the legal requirements for the qualifications of management personnel are listed below. Qualified persons are those who fulfill any one of the following requirements:

1.	a college degree holder with a minimum of two years of experience as the principal officer of another travel agency;

2.	a college degree holder with a minimum of three years of management experience in the travel industry;

3.	a college degree holder with a minimum of four years of experience in the travel industry or a minimum of six years of experience as a tour guide; or

4.	a minimum of ten years of experience working in the travel industry.

Both our President and Chief Executive Officer have college degrees and extensive experience in the travel industry (five years and fifteen years in management positions, respectively), thus qualifying them for fulfilling the legal requirements in holding management positions in a travel agency in Taiwan.

Risk Related To Our Capital Stock

WE ARE AN “EMERGING GROWTH COMPANY” AND ANY DECISION ON OUR PART TO COMPLY ONLY WITH CERTAIN REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO “EMERGING GROWTH COMPANIES” COULD MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS.

We are an “emerging growth company,” as defined in the Jumpstart Our Startup Businesses Act (the “JOBS Act”), and, for as long as we continue to be an “emerging growth company,” we have elected to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, because we are an “emerging growth company,” we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

BECAUSE WE HAVE ELECTED TO DEFER COMPLIANCE WITH NEW OR REVISED ACCOUNTING STANDARDS, OUR FINANCIAL STATEMENT DISCLOSURE MAY NOT BE COMPARABLE TO SIMILAR COMPANIES.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. Because of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

OUR STATUS AS AN “EMERGING GROWTH COMPANY” UNDER THE JOBS ACT OF 2012 MAY MAKE IT MORE DIFFICULT TO RAISE CAPITAL AS AND WHEN WE NEED IT.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” and because of the extended transition period emerging growth companies are allowed for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

BECAUSE WE WERE A “SHELL COMPANY” CERTAIN INVESTORS IN OUR COMPANY WILL NOT BE ABLE TO UTILIZE RULE 144 TO SELL THEIR SHARES UNTIL AT LEAST ONE YEAR AFTER WE CEASE TO BE A SHELL COMPANY.

The Shares issued to investors in the Company cannot be sold pursuant to Rule 144 promulgated under the Securities Act until one year after the Company ceases to be a shell company. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least six months, including persons who may be deemed “affiliates” of the Company, as the term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned his or her shares for at least one year, would be entitled under Rule 144 to sell such shares without regard to any volume limitations under Rule 144.

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San Lotus Holding Inc. was a shell company prior to filing the periodic report on Form 8-K on September 20, 2013 and therefore a majority of its shareholders may not currently utilize Rule 144 to sell their shares. Rule 144 is not available for sales of shares of companies that are or have been “shell companies” except under certain conditions. The Company completed an acquisition and has removed its status as a shell company by filing the report on Form 8-K on September 20, 2013. Shareholders are able to utilize Rule 144 one year after the filing of the Form 8-K, assuming it files the documents it is required to file as a reporting company. Investors in the Company whose shares were registered in a registration statement will be able to sell their shares pursuant to said registration statement.

OUR STOCK HAS ONLY BEEN TRADED ON THE OVER-THE-COUNTER BULLETIN BOARD FOR A SHORT TIME, THERE HAS ONLY BEEN LIMITED TRADING ACTIVITY AND THERE IS LIMITED HISTORY WITH WHICH TO ESTIMATE FUTURE TRADING ACTIVITY IN OUR STOCK.

Although the Company’s Common Stock is approved for trading on the Over-the-Counter Bulletin Board, there has only been little trading activity in the stock. Accordingly, there is no history on which to estimate the future trading price range of the Common Stock. If the Common Stock trades below $5.00 per share, trading in the Common Stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-FINRA equity security that has a market share of less than $5.00 per share, subject to certain exceptions).

Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.

Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of the Common Stock and the ability of holders of the Common Stock to sell it.

WE MAY NEVER PAY ANY DIVIDENDS TO STOCKHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

BECAUSE SOME OF OUR OFFICERS AND DIRECTORS LIVE OUTSIDE OF THE UNITED STATES, YOU MAY HAVE NO EFFECTIVE RECOURSE AGAINST THEM FOR MISCONDUCT AND MAY NOT BE ABLE TO ENFORCE JUDGMENTS AND CIVIL LIABILITIES AGAINST THEM. INVESTORS MAY NOT BE ABLE TO RECEIVE COMPENSATION FOR DAMAGES TO THE VALUE OF THEIR INVESTMENT CAUSED BY WRONGFUL ACTIONS BY OUR DIRECTORS AND OFFICERS.

Some of our officers and directors live outside the U.S. As a result, it may be difficult for investors to enforce within the U.S. any judgments obtained against those officers and directors, or obtain judgments against them outside of the U.S. that are predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof. Investors may not be able to receive compensation for damages to the value of their investment caused by wrongful actions by our directors and officers.

17

OUR BYLAWS PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR STOCKHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our bylaws and applicable Nevada law provide for the indemnification of our directors, officers, employees and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities conducted on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees or agents upon such person’s written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup. At this time we do not carry liability insurance for our officers and directors.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

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THERE IS NO ASSURANCE OF THE DEVELOPMENT OF A PUBLIC MARKET FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. While our stock is listed on the OTCBB, a market for our stock has yet to develop and there can be no assurance that a regular trading market will develop or, if developed, that such a market will be sustained. In the absence of a trading market, investors may be unable to liquidate their investments.

IF WE ARE DEEMED TO BE AN INVESTMENT COMPANY, WE MAY BE REQUIRED TO INSTITUTE BURDENSOME COMPLIANCE REQUIREMENTS AND OUR ACTIVITIES MAY BE RESTRICTED, WHICH MAY MAKE IT DIFFICULT FOR US TO COMPLETE STRATEGIC ACQUISITIONS OR EFFECT COMBINATIONS.

If we are deemed an investment company under the Investment Company Act of 1940 (the “Investment Company Act”), our business would be subject to applicable restrictions under that Act, which could make it impracticable for us to continue our business as contemplated.

We believe our company is not an investment company due to the exemption under Section 3(b)(1) of the Investment Company Act because we are primarily engaged in a non-investment company business. We intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act , including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated.

ITEM 4: USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of our common stock for the selling security holders.

ITEM 5: DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of our common stock was arbitrarily determined. The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of the effective notice of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the stock’s depth and liquidity.

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ITEM 6: DILUTION

The common stock to be sold by the selling stockholders provided in the “Selling Security Holders” section is common stock that is currently issued. Accordingly, there will be no dilution to our existing stockholders.

ITEM 7: SELLING SECURITY HOLDERS

The common shares being offered for resale by the selling stockholders consists of 494,000 shares of our common stock held by 46 selling stockholders as of October 12, 2012. Of these shares, 480,000 shares of common stock were offered and sold to 40 of the selling stockholders at a purchase price of $0.15 and 8,020,000 shares of common stock were sold to the six founders and affiliates for $.10 of which we are registering 14,000 shares of common stock for them for a total of 494,000 shares of common stock pursuant to the exemption from registration under Regulation S under the Securities Act.

We do not have any outstanding options, warrants or other securities presently exercisable for or convertible into shares of our common stock.

We relied upon Regulation S of the Securities Act of 1933, as amended, for the issuances to non-US citizens or residents.

We believed that Regulation S was available because:

•	none of these issuances involved underwriters, underwriting discounts or commissions;

•	we placed Regulation S required restrictive legends on all certificates issued;

•	no offers or sales of stock under the Regulation S offering were made to persons in the United States; and

•	no direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	access to all our books and records;

•	access to all material contracts and documents relating to our operations; and

•	the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective investors were also invited to visit our offices.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of June 16, 2014, and the number of shares of common stock being offered by each of the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

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None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares pursuant to a private placement solely for investment purposes and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling stockholders at a purchase price of $0.15 per share in a private placement, pursuant to the exemption from the registration under the Securities Act provided by section 3(b) of the Securities Act.

Name of Selling Stockholder and Position, Office or Material Relationship with Company	Common Shares Owned by the Selling Stockholder(2)	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
CHEN, TSENG CHIH-YING (3)	782,125	7,500	*	774,625	*
CHEN, LI-HSING (4)	76,903	500	*	76,403	*
DA CHUANG BUSINESS MGT CONSULTANTS CO. LTD (CHEN KUAN-YU) (5)(7)	12,837,935	1,000	5.43	12,836,935	5.43
SONGHAI MGT CONSULTING CO. LTD (YU CHIEN YANG) (6)(7)	151,593	1,500	*	150,093	*
YU, CHIEN-YANG (7)(8)	40,065,173	1,000	16.96	40,064,173	16.96
CHEN, KUAN-YU (9)	9,851,574	2,500	4.17	9,849,074	4.17
CHANG, HSIN-YU	12,000	12,000	*	0	*
JAN, DE-SEN	12,000	12,000	*	0	*
TSENG, JUI-CHUN	12,000	12,000	*	0	*
LIN, HUI CHUAN	12,000	12,000	*	0	*
CHIANG, YU-CHANG (10)	2,862,334	12,000	1.21	2,850,334	1.21
JIANG, YU-TU	12,000	12,000	*	0	*
LIN, CHIN-CHAI	12,000	12,000	*	0	*
JIANG, JIN-AN	12,000	12,000	*	0	*
KUAN, CHANG-YU	12,000	12,000	*	0	*
CHEN, CHUAN-CHUNG	12,000	12,000	*	0	*
LIN, MU-CHEN (11)	12,000	12,000	*	0	*
LAI, CHIA-LING	12,000	12,000	*	0	*
YU, TING-TING	12,000	12,000	*	0	*
CHEN, SI-FAN	12,000	12,000	*	0	*
CHEN, CHENG-LUNG	12,000	12,000	*	0	*
FANG, HAI-ING	12,000	12,000	*	0	*
LIN, SHAN-WEI	12,000	12,000	*	0	*
WANG, CHING	12,000	12,000	*	0	*
YU, CHIN-YU	12,000	12,000	*	0	*
CHEN, YU-HSUAN	12,000	12,000	*	0	*
XU, XIAO-FANG	12,000	12,000	*	0	*
YUEN, SO-WAN	12,000	12,000	*	0	*
LEUNG, TZE-FUNG	12,000	12,000	*	0	*
CHEN, PIN-YU	12,000	12,000	*	0	*
TSENG, SHIU-CHUN	12,000	12,000	*	0	*
CHANG, TSEN HSIH-CHI	12,000	12,000	*	0	*
LOONG, CHIEH JIMMY	12,000	12,000	*	0	*
NG, KWOK WING	12,000	12,000	*	0	*
LIN, HSIU-YUN	12,000	12,000	*	0	*
YEN, HSIU-CHEN	12,000	12,000	*	0	*
SUN, YAO-FAN	12,000	12,000	*	0	*
CHIU, SHUEI-MING	12,000	12,000	*	0	*
CHANG, HSIU-CHUN	12,000	12,000	*	0	*
LO, YU-HUI	12,000	12,000	*	0	*
CHU, FU-YUN	12,000	12,000	*	0	*
LI, WENJIAN SNOW	12,000	12,000	*	0	*
LAM, MEI-CHING DORIS	12,000	12,000	*	0	*
KUO, SHU WEN-JIA	12,000	12,000	*	0	*
LY, JUDY	12,000	12,000	*	0	*
CANTINE, MAGGIE PING HSU	12,000	12,000	*	0	*

Total	67,095,637	494,000	27.77	66,601,637	27.77

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*Less than 1%

(1) Assumes all of the shares of common stock offered are sold and 236, 224, 067 shares of common stock are issued and outstanding.

(2) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to the securities.

(3) Chen, Tseng Chih-Ying is our Chief Executive Officer and has resigned from the position of Director of the Company on June 12, 2014.

(4) Cheng, Li-Hsing is our President and a director of the Company.

(5) Yu, Chien-Yang is a director of Da Chuang Mgt. Consultants Co., Ltd. and maintains voting and investment control over the selling stockholder.

(6) Yu, Chien-Yang is president of Songhai Mgt. Consulting Co., LTD. and maintains voting and investment control over the selling stockholder. And, Yu, Chien-Yang beneficially owns 100 % of Songhai Mgt. Consulting Co., LTD.

(7) Yu, Chien-Yang is our Vice President, director and a founder of the Company.

(8) (i) Consists of 142,677 shares of common stock beneficially owned by Yu, Chien-Yang; (ii) 6,008,011 shares of common stock beneficially owned by Darkin Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control; (iii) 3,337,784 shares of common stock beneficially owned by Gold Piven Ltd., a BVI limited company, over which Mr. Chen, Kuan-Yu exercises voting and investment control;(iv) 731,876 shares of common stock beneficially owned by Ping East Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control;(v) 1,268,537 shares of common stock beneficially owned by Rocky Yu Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control;(vi) 1,268,537 shares of common stock beneficially owned by Jackson Yu Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control;(vii) 1,268,537 shares of common stock beneficially owned by Dennis Yu Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control (viii) 26,039,214 shares of common stock beneficially owned by Ocean Reserve Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control.

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(9) (i)Chen, Kuan-Yu is our secretary and director.(ii) Consists of 254,132 shares of common stock beneficially owned by Chen, Kuan-Yu (iii) 6,800,222 shares of common stock beneficially owned by Wang Wang Ltd., a Seychelles limited company, over which Mr. Chen exercises voting and investment control (iv) 1,547,220 shares of common stock beneficially owned by Allegro Equity Ltd., a Seychelles limited company, over which Lia Wang, Mr. Chen’s wife, exercises voting and investment control. (v) 1,250,000 shares of common stock beneficially owned by Bellini Ventures Ltd., a Seychelles limited company, over which Lia Wang, Mr. Chen’s wife, exercises voting and investment control.

(10) (i) Chiang, Yu-Chang is chairman of our wholly-owned subsidiary, Green Forest Management Consulting Inc., a Taiwan (R.O.C.) company.(ii) Consists of 12,000 shares of common stock beneficially owned by Chiang Yu-Chang (iii) 2,600,000 shares of common stock beneficially owned by Big Head Fish Ltd., a Seychelles limited company, over which Mr. Chiang exercises voting and investment control. (iv) 250,334 shares of common stock beneficially owned by Yamiyo Limited, a Seychelles limited company, over which Mr. Chiang exercises voting and investment control.

(11) Lin, Mu-Chen is our Chief Financial Officer, and has resigned from the position of director of the Company on June 12, 2014.

There are no agreements between the company and any selling stockholder pursuant to which the shares subject to this registration statement were issued.

None of the selling stockholders or their beneficial owners other than as disclosed elsewhere in this Registration statement:

-	has had a material relationship with us other than as a stockholder at any time within the past three years; or

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or

-	are broker-dealers or affiliated with broker-dealers.

ITEM 8: PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their shares at a fixed price of $.20 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, stockholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling stockholders must be made at the fixed price of $.20 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

·	ordinary brokers transactions, which may include long or short sales;

·	transactions involving cross or block trades on any securities exchange or market where our common stock is trading:

·	through direct sales to purchasers or sales effected through agents;

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·	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

·	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. None of the selling security holders are broker-dealers or affiliates of broker-dealers.

We will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are to be approximately $35,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

ITEM 9: DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue an aggregate number of 1,500,000,000 shares of capital stock, $0.10 par value per share.

Common Stock

We are authorized to issue 1,500,000,000 shares of common stock, $0.10 par value per share. As of June 16, 2014, we have 236, 224, 067 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purposes. Our common stock does not provide for preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are not entitled to cumulative voting for election of directors to our board of directors.

Preferred Stock

Currently we have no shares of preferred stock authorized, issued or outstanding.

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Dividends

We have not paid any cash dividends to our stockholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, as well as our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Transfer Agent and Registrar

Our transfer agent is VStock Transfer, LLC, 77 Spruce Street, Suite 201, Cedarhurst, NY 11516 and its phone number is (212) 828-8436.

ITEM 10: INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Chiang, Tien Jen, Attorney at Law, has passed on the validity of the common stock being offered pursuant to this registration statement.

The financial statements for the year ended December 31, 2013, included in this prospectus and Post-Effective Amendment No. 5 to the Registration Statement, have been audited by KCC & Associates. Such financial statements have been so included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2012 and for the period from inception (June 21, 2011) to December 31, 2011 included in the prospectus and Registration Statement have been audited by KCCW Accountancy Corp. Such financial statements have been so included therein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ITEM 11: INFORMATION ABOUT THE REGISTRANT

DESCRIPTION OF BUSINESS

San Lotus Holding Inc. was incorporated in the state of Nevada on June 21, 2011 to market travel products and services to the growing “baby boomer” market, with an initial focus on the Asian market.

We are a development stage company that plans to market global travel products to the retiring baby boomer generation in the Asian markets. We are in the initial stages of opening a travel agency in Taiwan, Republic of China. On May 21, 2012, we obtained a license from the Investment Commission, Ministry of Economic Affairs, Taiwan (R.O.C.) to invest into Taiwan through our wholly-owned subsidiary, Green Forest Management Consulting Inc., a Taiwan (R.O.C.) company. We anticipate that we will be able to obtain the necessary approvals to operate a travel agency in Taiwan in or after 2014. The challenges we anticipate in obtaining the approvals to operate a travel agency in Taiwan (as well as in other countries) primarily involves meeting the statutory requirements related to capital requirements, statutory reserves and employing fit, proper and qualified management. These challenges have already been addressed by starting our business in Taiwan (as referenced in Risk Factors under government approval). We expect to begin generating revenue in Taiwan in or after 2014, after we obtain the relevant licenses and approvals from Taiwan’s government.

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Our travel services entity in Taiwan will provide both outbound travel services for customers based in Taiwan and inbound travel services for customers based abroad and coming to Taiwan. Both the outbound and inbound services will be conducted in our Taiwan office, except the inbound services will rely in part on advertising conducted or directed outside of Taiwan.

We will not only book airplane tickets, hotels and tours, but design specialized destination-related travel services for our customers based on their specific needs and desires while they are in Taiwan. In this way, our market will consist of both those potential travelers based in Taiwan, but also anyone from any other country who might be planning a trip to Taiwan or need assistance with designing a travel itinerary once they arrive in Taiwan. We will market our products and services to the travel population in Taiwan and abroad through our website, www.sanlotusholding.com, as well as through services such as Twitter and other media outlets. In addition, we have already taken steps to begin marketing our services to the Chinese market in California through a California television station, TBWTV Inc. (“TBWTV”). We plan to use this entity for purposes of gaining access to a means of advertising our services to the California market of potential Taiwan travelers. Our vice president and secretary, Yu Chien-Yang and Chen Kuan-Yu, own TBWTV and, as a result, have knowledge of when preferred advertising slots become available and may be able to assist us in gaining preferable advertising rates, although we have no contractual guarantees on either of these issues. In addition, we have purchased three vehicles to provide transportation to our customers while they are in California, a common destination for Taiwan business travelers and tourists.

We intend to use the cars, with hired drivers, to provide car service for our customers from the airport to their hotels or other desired destinations upon their arrival in California. Providing car service is an experimental project at this point as we only have three vehicles available for use. We will charge our customers an amount that will cover our expenses in providing the car and driver. In the event the service is popular and appears to benefit our services, we may add to the service in the future, at which time we would reevaluate the amount we charge for the service.

In addition to developing our business in Taiwan, in the first quarter of 2013, we entered into non-binding letters of intent to acquire existing travel services agencies in Taipei City, Taiwan, Hong Kong, Vietnam, Vancouver, British Columbia and California. We plan to proceed in negotiating terms for these acquisitions over the course of the next several months while we simultaneously gather operational data from our module operation in Taiwan. We expect to complete the acquisitions of such travel agencies in or after 2014. At the same time, we also have entered into non-binding letters of intent to acquire land in Taiwan, which land we intend to use to develop destination-related travel services. We expect to complete the acquisitions of such land and/or land holding companies in or after 2014.

Despite of entering the non-binding letters of intent to acquire the travel agencies and land, we remain in the preliminary discussion with the travel agencies and the sellers of the land about the specific considerations to acquire them. Thus, to date, we are not able to estimate any specific costs in completing such acquisitions. Acquiring the travel agencies located both within and outside of Taiwan and land in Taiwan is an ongoing effort that will continue during the life of the Company. To facilitate our acquisition efforts, we will actively seeking additional funding on favorable terms to continue our acquisition. If additional funding is not available on acceptable terms, we may not be able to implement our acquisitions and continue our operations. We plan to be funded by private placement of our equity securities and/or mortgage our land. But, there can be no assurance we will be funded as such. Thus, there can be no assurance we will successfully complete our acquisitions of travel agencies and/or land. If we fail to complete our acquisitions of travel agencies and/or land, we may be forced to cease our operation entirely, and you may lose all your investment.

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Each of these non-binding letters of intent above was disclosed to the SEC in our Current Reports on Form 8-K shortly after our entry into each such non-binding letter of intent.

Regarding the development of our travel services entity in Taiwan, our plan is to build up a successful module operation in Taiwan and to gain meaningful operational data for one year before using it as a model to replicate throughout Asia. It is critically important for us to obtain credible data in terms of the following (per module main office, plus branch officers):

1.	Start-up Cost

A.	Capital requirements – estimated $100,000 upon application license – in or after 2014

B.	Statutory reserve -estimated $20,000 upon approval of license – in or after 2014

C.	Fees –estimated $1,000 upon application for license – in or after 2014

D.	Rent deposit –estimated $2,000 upon rental of office – in or after 2014

E.	Equipment, etc. –estimated $5,000 – in or after 2014

F.	Purchase of condominium and automobiles in California - $628,141 - June 2012

G.	Purchase of interest in A Peace World Holding Inc. - $46,500 - January 2012

2.	Operating Expenses

A.	Number of employees and salary per office - two employees at estimated $1,500 each per month for a total of $3,000 - starting in April 2014

B.	Office rent-Green Forest-$2,000 per month-starting in September 2013

C.	Office rent-Da Ren-$1,333 per month -starting in September 2013

D.	Telecommunications - $200 per month-starting in June 2012 and $700 starting in September 2012

E.	Utilities, etc. - $500 per month- starting in September 2013

F.	Advertising - estimated $5,000 for initial television advertising development – in or after 2014

G.	Condominium expenses -$900 per month-starting in September 2013

H.	Automobile-related expenses –$1,500- September 2013

3.	Projected Sales

A.	Dollar sales/commission per office

B.	Breakdown of sales by product

4.	Projected Cash Flow

5.	Breakeven point and Projected Earnings

Making projections using real figures based on the module operations should lower our level of risk as we expand into other countries. While it is premature to set any definitive dates in applying for obtaining statutory approval to operate travel agencies beyond Taiwan (R.O.C.), we anticipate that after one full year of operation, we will have sufficient data to construct an expansion plan for establishing ventures beyond Taiwan.

Products and Services Offered:

·	Transportation: airlines / buses / car rentals / railways / cruises;

·	Accommodation: hotels / resorts / cruises; and

·	Packaged holidays / local tours.

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Our business strategy is to generate revenue mainly through commissions or mark-ups for selling travel products. For example, for airplane tickets, for which we do not take inventory, we will receive commission revenue from the airlines as compensation for selling airplane tickets to our customers. In other words, our revenue will not come directly from the payments which the customers make to the airlines, but instead our commission revenue will be paid by the product provider (e.g. airlines) directly to our Company. The size of commission will vary from product to product, depending on how product providers (e.g. airlines) set their distribution strategy. Below is an estimate of the commission percentage we expect to be able to obtain for each type of product:

Type of Product	Estimated Commission %
Transportation	3 ~ 10%
Accommodation	3 ~ 10%
Packaged Tours	3 ~ 10%

Another type of revenue would come from mark-ups. Our mark-up revenue will be earned when we choose to take inventory on products such as hotel stays, cruise trips or tours. This type of revenue is different from commission-based revenue in that we will secure the product outright before customers purchase the product. After we purchase the product, we would then sell the product to the customer at a higher price, thereby earning the difference or mark-up as profit. The size of the mark-up will vary depending on our inventory level, market conditions and customer preference.

Below is an estimate of the mark-up percentage and the initial cost of obtaining wholesale inventory for each type of product:

Type of Product	Estimated Mark-up %	Initial Cost of Obtaining Wholesale Inventory
Transportation	5 ~ 20%	$10,000
Accommodation	10 ~ 30%	$30,000
Packaged Tours	10 ~ 20%	$10,000

We expect to incur the cost of obtaining wholesale inventory starting in the first quarter of 2014 or as soon as our license to operate a travel agency has been granted. Consequently, we will recover the cost and make a profit when inventory is turned over or sold. The profitability of our mark-up business will depend on how frequent inventory is turned.

We anticipate providing other ancillary travel services such as submitting visa applications on behalf of clients. It is our understanding that it is customary to charge a handling fee of US$5~10 for the submission of a visa application. These types of services, however, should only constitute a small part of our overall revenue.

We plan to market our company to high-income individuals and affinity groups, such as private schools, alumni groups and wealth management organizations at banks and investment firms. Our plan to reach these target customers is through seeking lists from the affinity groups and marketing online. In terms of seeking lists from affinity groups, our strategy involves no upfront cost to our company. We will instead share the profits with the organizations that provided such lists when customers purchase travel products through our company. Our general rule of thumb is to share 50% of the profit with the affinity group. This estimate may be adjusted upward or downward depending on the size and quality of the customer list. Separately, we plan to market our company online through our company website. Currently under construction, our company website, www.sanlotusholding.com, will be a vehicle to promote our offerings to a wide audience. We plan on interacting with our retail customers primarily through our website. Our customers will be able to place their purchases via the telephone, through credit card or bank transfer payment.

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Business Development

The Company seeks to develop mutually beneficial business relationships with travel product providers, such as airlines, hotels and tour operators, and will begin offering travel products to our customers. The Company will work on reaching a variety of affinity groups and reaching agreements to service their customers. The Company recently launched a website, www.sanlotusholding.com, to begin marketing our services online. Our costs as a reporting company in our first year are approximately $165,000 in legal fees and $45,000 in auditing fees, including the preparation of our 10-K filing and annual audit. And, our costs as a reporting company in our second year are approximately $16,193 in legal fees and $50,300 in auditing fees, including the preparation of our 10-K filing and annual audit.

Marketing and Sales

Our initial marketing efforts will be designed to drive prospective clients to our website, www.sanlotusholding.com. We plan to use social media vehicles such as Twitter and Facebook to generate awareness of our website. We expect to engage prospective clients through promoting our website and responding to requests for information. Eventually, we expect to use broader-based email marketing to generate a much larger number of sales leads that will be followed up with a personal exchange, via email or telephone, but there is no guarantee this will be successful. We will also market to potential customers based in California through TBWTV, a Chinese language television station based in California.

We have taken the following steps in implementing our business plan:

Vendor Discussion and Supplier Agreements

We have contacted vendors to provide travel related products to our customers. Below is a summary of the number of vendors who have responded favorably to our request. We have not signed any formal supplier agreements with product vendors.

Type of Vendor	Number of Vendor
Airline	2
Bus Company	1
Cruise Company	2
Hotel	7
Resort	2
Other Travel Agency	2

Website Development

We have completed the initial version of our website, www.sanlotusholding.com, and will use this site to market our services to the general public.

Television Advertising in California

We will begin advertising our services to potential Taiwan travelers in California through TBWTV Inc., a local California station geared toward Chinese speaking audiences, sometime during 2014. With California’s large Asian population and strong business connections with Taiwan, we believe there is potential to develop a strong customer base in California by directing potential customers to our website. As part of this effort, we have purchased a condominium unit in California so that our management and employees will be able to easily be able to travel to California to work on our television advertising campaign, as well as enable them to work with our various U.S. service providers. In addition, we purchased three vehicles that will be used to transport our management, as well as our customers, when in California.

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Affinity Groups

We have used the contacts of our directors and officers in initially contacting various affinity groups. Thus far, we have had conversations with no less than five groups that have expressed interest in sharing their group list with our company. However, at this time we have not executed any of agreements with these companies. Below is a summary of the statistics we wish to reach regarding various affinity groups:

Type of Vendor	Number of Vendor
Airline	5
Bus Company	2
Cruise Company	2
Hotel	15
Resort	5
Other Travel Agency	5

We are in the process of applying for our license to operate a travel agency in Taiwan. We expect to receive approval for our business license by the end of 2014. Once proper licenses and approvals have been granted, we will need to take the following steps in generating revenue:

·	Formally launch online operations (in or after 2014)

·	Sign formal supplier agreements with product vendors that have expressed interest previously (in or after 2014)

·	Begin advertising with TBWTV (in or after 2014)

·	Sign on additional product vendors (in or after 2014)

·	Sign profit sharing agreements with affinity groups that have expressed interest previously (completed as of the year 2012)

·	Sign on additional affinity groups (in or after 2014)

·	Hire office staff (in or after 2014)

These steps will ensure that we have sufficient product and service offerings to attract customers, both to launch our operations and on an ongoing basis going forward.

In addition to the aforementioned steps, we are in the process of investing in and developing scenic/destination real estate sites through the acquisition of land and land holding companies. We acquired certain land in Taiwan (R.O.C.), which is specifically described in Item 2 of our annual report on Form 10-K. We also have entered into four additional non-binding letters of intent to acquire additional land in scenic and/or agricultural areas in Taiwan. We aim to complete four acquisitions by the end of 2014. After we have completed these acquisitions, we will evaluate all of our real estate holdings as a group and determine how we will utilize those properties to support our overall goal of developing a travel, tourism and destination real estate business. At that same time, we will evaluate and plan for the costs of developing the properties.

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We expect the destination real estate portion of our business to make up approximately half of our overall business in the future, with the other half consisting of travel agencies. By destination real estate, we mean to develop locations that will attract and support visitors for stays of one day or longer, providing outdoor activities and places of interest for visitors from both domestic locales and abroad. In addition to our destination real estate business, we are continuing to develop our travel agency in Taiwan and have entered into nine non-binding letters of intent to acquire travel agencies located outside of Taiwan in both Asia and North America. We aim to complete the acquisition of these nine travel agencies in or after 2014. We intend to fund all of these acquisitions through the sale of our common stock. While this will cause dilution to the existing shareholders, we do not believe this dilution will negatively affect the shareholders as the acquisitions will add significant value to the Company and will allow the Company to proceed in developing its business.

We may also from time to time invest in travel-related service providers that we believe can help us better service our customers and help them meet their travel needs. Through investing in such entities, we may be able to recoup some of our costs through maintaining small ownership interests in the entities our clients use. Furthermore, by investing in these entities, we may be able to work with them to better improve their travel offerings or related services or bring the entities up to the standard of service our customers expect. We recently made one such investment in A Peace World Holding Inc. (“APW”), a company in the early stages of developing destination real estate products and services. We expect that APW, based on its expressed business plans, will develop destination real estate that our customers will be interested in traveling to, thus enhancing the products and services we can provide to our customers. Any costs involved in offering such products and services to our customers, if there are any such costs, will be incorporated into the fees we charge our customers for our service. At this time we have no further plans for making any additional such investments and therefore have no plans of making further capital expenditures in relation to such investments.

Competition

We will be operating in two sectors – in the area of destination real estate development and travel agencies. These two sectors will complement each other as, over the long term, the travel agencies will be able to refer clients and visitors to our destination real estate sites. We will face competition from many individuals and companies that also market travel locations and products. As concerns travel destinations, we desire to utilize scenic properties that will allow for outdoor activities. Thus we must create locations that provide both activities of interest and provide convenience and amenities, while allowing visitors to enjoy the natural beauty of the area around them.

Observation tells us that the current travel industry is generally driven by the lowest cost provider. However, different segments of the market, such as the affluent segment, consider factors beyond cost when they plan vacations and travel. Ahead of cost, an affluent consumer may value factors such as convenience, comprehensive service, and luxury and/or prestige, to name a few. We believe that a successful marketing effort to reach the affluent market segment (retiring baby boomers) with the right quality of products should increase our revenue opportunity. In Taiwan, market conditions for the travel industry are similar to those of the U.S. There is a mix of large travel agencies, online service providers and small-scale local operators. However, since

Taiwan is geographically much smaller than the U.S., competition is fierce.

In Taiwan, there are four types of travel agencies:

1.	Mega Agencies

A.	Lion Travel

B.	Cola Tour

C.	EZ Travel

2.	Intermediate-Small – locally or regionally owned agencies

A.	Star Travel

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B.	SET Tour

3.	Independent Agencies: Usually catering to a special or niche market

A.	Royal Jet Way

B.	Perfect Travel

C.	Life Tour

4.	Airline & other types of travel consolidators

A.	China Airlines

B.	EVA Airlines

C.	American Express

We feel at this time we would fall into the Independent Agency category and hope to create our own niche as a more customer-oriented agency or travel service provider with a reputation of going the “extra mile” wherever possible in connecting the right type of customers with the right type of products.

Concerning destination real estate sites, there are many competitors who will be vying for the business of our potential clientele. The key will be to develop attractive properties that provide the amenities and activities that visitors would enjoy. In our development plans, we are defining destination real estate as locations that will draw tourist from both domestically and abroad to visit our sites for a period of one or two days or more. So in the long term we will be developing sites that include hotels, restaurants, as well as activity and entertainment centers, among other things. Some of our competitors in the destination real estate sector in Taiwan include the following companies:

Elements Innovation Co. Ltd.

E United Group

Taiwan Land Development Inc.

DESCRIPTION OF PROPERTY

OFFICE

San Lotus presently rents office space in Nevada. Our office is at the following location:

San Lotus Holding Inc.

Suite 23, 3301 Spring Mountain Rd,

Las Vegas, Nevada 89102

Tel: 702-776-8066

Fax: 702-776-8809

37,273.68 SQUARE METERS OF LAND IN DARONG SECTION, BEITUN DISTRICT OF TAICHUNG CITY, TAIWAN (R.O.C.).

We own 37,273.68 square meters of undeveloped land (the “Land-1”) in the Darong Section, Beitun District of Taichung City, Taiwan (R.O.C.). The transaction and all pertinent contracts in the transaction were disclosed in the Form-8-K filed on September 20, 2013.

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Qualified Ownership to the Land

Although we own the Land-1, the seller of the Land-1, Chang, Cheng-Sung (the “Seller”), reserved certain rights to the Land-1 according to the Land Purchase Contract dated March 26, 2012. Therefore, to date, our ownership to the Land can be regarded as a qualified ownership (an ownership with limitations or conditions).

The rights the Seller reserved in the Land Purchase Contract are listed as follows:

1.	The Seller may set a maximum limited mortgage to the Land-1. (referred to Section 2 of the Contract)

2.	The Seller may decide whether Da Chuang Business Management Consultant Co., Ltd (the “Purchaser”) may resell the Land-1 at a price not exceeding TWD $60,000,000. And, once the Purchaser resells the Land-1, the Seller may be entitled to an amount of TWD $60,000,000 of resale price.(referred to Section 3 of the Contract)

3.	The Seller may enforce his setting of maximum limited mortgage to Land-1 when one of followings occurs(referred to Section 4 of the Contract):

a.	The Purchaser resells the Land-1 at a price not exceeding TWD$60,000,000 without the Seller’s consent, and/or
b.	The Purchaser fails to distribute the amount of TWD$60,000,000 to the Seller when the Purchaser is obligated to do such distribution.

4.	If the Seller terminates the Contract and assigns to the Purchaser the shares obtained in the Contract, the Seller may repossess the Land-1 and entire title to the Land and may request the Purchaser to pay an amount of TWD$60,000,000. (referred to Section 6 of the Contract)

5.	The Seller may refuse to cancel his registration of the maximum limited mortgage to the Land-1 before the shares are released from escrow account. (referred to Section 8 of the Contract)

To date, the Seller has not canceled his registration of maximum limited mortgage to the Land-1. There can be no assurance that our qualified ownership to the Land would become an ownership absent of any rights reserved by the Seller in the Contract.

Land Description

The Land-1 consists of three parcels of land, zoned as a “scenic spot” in a sparsely populated area on the immediate outskirts of Taichung City. The Land’s immediate surroundings consist of agricultural and forested areas. We have not yet determined our specific use for the Land-1, although we either intend to use it to develop scenic/tourist-related real estate or hold it for later sale when we need to raise funds.

29,332.7000 SQUARE METERS OF LAND LOCATED IN THE XINHUA SECTION OF XINPI TOWNSHIP, PINGTUN COUNTY, TAIWAN (R.O.C.)

We own 29,332.7000 square meters of undeveloped land in the Xinhua Section of Xinpi Township, Pingtun County, Taiwan (R.O.C.) (the “Land-2”). The transaction and all pertinent contracts in the transaction were disclosed in the Form-8-K filed on November 4, 2013.

Land Description

The Land-2 consists of 12 parcels of land, totaling 29,332.7000 square meters, in the Hsinhua Section of Hsinpi Township, Pingtun County, Taiwan (R.O.C.). The Land is zoned as “agricultural region” and is located in a sparsely populated agricultural region. We have not yet determined our specific use for the Land-2, although we either intend to use it to develop scenic/tourist-related real estate or hold it for later sale when we need to raise funds.

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76,435 SQUARE METERS OF LAND LOCATED IN ZAOQIAO TOWNSHIP AND TOUWU TOWNSHIP, MIAOLI COUNTY, TAIWAN (R.O.C.)

We own 76,435 square meters of undeveloped land in Zaoqiao Township and Touwu Township, Miaoli County, Taiwan (R.O.C.) (the “Land-3”). The transaction and all pertinent contracts in the transaction were disclosed in the Form-8-K filed on December 30, 2013.

Land Description

The Land-3 consists of 18 lots, totaling 76,435 square meters, in the Dataoping Section of Zaoqiao Township and Laotianliao Section of Touwu Township, Miliaoli County, Taiwan (R.O.C.). The lots numbered as 86-1; 86-3; 90; and 421-1in Land-3 are zoned as “agricultural region,” and are located in a sparsely populated region. By law, the entire title to such lots cannot be transferred to Green Forest until Green Forest obtains a license of agricultural enterprises. In order to secure Seller’s obligation to transfer the entire title of such lots to Green Forest when Green Forest obtains a license of agricultural enterprises, Seller shall temporally set up a Maximum Limited Mortgage to such lots as a security interest for Green Forest, as described in Section 2.3 of the Land Purchase Contract dated December 27, 2013.

To date, Green Forest has not owned the entire title to the lots numbered as 86-1; 86-3; 90; and 421-1 because Green Forest has not been licensed as an agricultural enterprise. But, all lots in Land-3 other than the lots numbered as 86-1; 86-3; 90; and 421-1 are zoned as respectively “traffic region;” “forest region;” and “water resource region.” The entire title to them will be transferred to Green Forest after closing, as any previous mortgage on the Land-3 will be satisfied after closing.

316, 906.9921SQUARE METERS OF LAND LOCATED IN ZAOQIAO TOWNSHIP AND TOUWU TOWNSHIP, MIAOLI COUNTY, TAIWAN (R.O.C.)

We own 316, 906.9921 square meters of undeveloped land in Zaoqiao Township and Touwu Township, Miaoli County, Taiwan (R.O.C.) (the “Land-4”). The transaction and all pertinent contracts in the transaction were disclosed in the Form-8-K filed on March 13, 2014.

Land Description

The Land consists of 49 lots, totaling 316, 906. 9921 square meters, in the Dataoping Section of Zaoqiao Township and Laotianliao Section of Touwu Township, Miliaoli County, Taiwan (R.O.C.). The lots in Land are separately zoned as “agricultural region;” “traffic region;” “forest region;” “C-class construction land;” and “water resource region.” By law, the entire title to such lots zoned as agricultural region cannot be transferred to Green Forest until Green Forest obtains a license of agricultural enterprises. We have not yet determined our specific use for the land, although we intend to either use it to develop scenic, destination real estate or hold it for later resale when we need to raise funds.

LEGAL PROCEEDINGS

Our management knows of no material existing or pending legal proceeding, litigation or claim against us, nor are we involved as a plaintiff in any material existing legal proceeding or pending legal proceeding, litigation or claim.

Yu Chien-Yang, our vice president and a member of our board of directors, was indicted by the Taichung District Prosecutor’s Office of Taichung County, Taiwan (R.O.C.) on May 17, 2013. The indictment in no way involves San Lotus Holding Inc. or any of our subsidiaries and the matters described therein do not include any conduct involving, by, or on behalf of the Company or any of our subsidiaries.

The enforcement actions were brought against seven individuals, including Mr. Yu, alleging violations of Taiwan’s banking and securities laws in connection with disclosure issues related to a single corporate bond issuance. The action predates Mr. Yu’s employment with the Company and is in connection with Mr. Yu’s service at another company, Da Chuang Business Management Consultant Co., Ltd. and its subsidiary, Da Ren International Investments Inc., which had conducted a general solicitation of its corporate bonds to the general public in the year 2010. We do not expect this litigation to have a material effect on our business.

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MARKET PRICE OF AND DIVIDENDS ON THE REGISTRATN’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock, par value $0.10, has traded on the over-the-counter bulletin board (“OTCBB”) under the ticker symbol “SLOT” since January 9, 2013, although the first trade did not occur until March 19, 2013. The following table includes the high and low bids for our common stock for the calendar quarters indicated (updated from http://www.bloomberg.com/) :

2013 year	High	Low
First Quarter (1)	$2.60	$2.10
Second Quarter	$9.65	$2.65
Third Quarter	$3.00	$2.80
Fourth Quarter	$6.6	$3.00

2014 year	High	Low
First Quarter (1)	$5.00	$5.00

(1) While we achieved a ticker symbol and the ability to trade on the OTCBB on January 9, 2013, the first sale of our common stock did not occur until March 19, 2013. Thus, there was no trading activity during the months of January and February, 2013.

We had 404 shareholders of record as of June 16, 2014. Since obtaining a ticker symbol, our stock has only achieved limited or sporadic trading on the OTCBB.

Shareholders

After closing on the acquisition of Da Ren, we had approximately 404 shareholders of record of our issued and outstanding common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 77 Spruce Street, Suite 21, Cedarhurst, NY 11516 and its phone number is (212) 828-8436.

Dividend Policy

We do not currently intend to pay any cash dividends in the foreseeable future on our common stock and instead intend to retain earnings, if any, for future operation and expansion. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and any other factors that our board of directors deems relevant.

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(A DEVELOPMENT STAGE COMPANY)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of San Lotus Holding Inc. (“San Lotus” or the “Company”) should be read in conjunction with our financial statements that are included elsewhere in the Post Effective Amendment No.2 to Form S-1, which is filed on April 24, 2014 and this Post-Effective Amendment No.5 to Form S-1. References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations or Plan of Operations to “us,” “we,” “our” and similar terms refer to the Company. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. Words such as “anticipate,” “estimate,” “plan,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions are used to identify forward-looking statements.

PLAN OF OPERATIONS

San Lotus Holding Inc. was incorporated in the State of Nevada on June 21, 2011 to market travel products and services to the growing “baby boomer” market, with an initial focus on the Asian market. Our business plan for the next twelve months includes the following anticipated milestones:

1. Developing Travel Agency in Taiwan-September 1, 2013- throughout the life of Company

Our plan of developing our travel agency in Taiwan includes: seeking to be (1) approved by Taiwan government to operate travel agency in Taiwan and (2) meeting the statutory requirements related to capital requirements, statutory reserves and employing fit, proper and qualified management. We anticipate that we may obtain the approval from Taiwan government in or after 2014.The total cost we have incurred and/or anticipated to engage such development is listed as “start-up cost” and “operating expenses” in page 27. Developing travel agency in Taiwan is an ongoing effort that will continue during the life of the Company. To facilitate our developing efforts, we are actively seeking additional funding on favorable terms to continue our development in Taiwan.

If additional funding is not available on acceptable terms, we may not be able to implement our development in Taiwan and continue our operations. We plan to be funded by private placement of our equity securities and/or mortgage our land. But, there can be no assurance we will be funded as such. Thus, there can be no assurance we will successfully develop travel agency in Taiwan.

2. Acquisition of additional Travel Agencies -January 18, 2013- throughout the life of Company

We have entered into non-binding letters of intent to acquire the following travel agencies and expect to complete the acquisitions by the end of the second quarter of 2014:

Company	Location
USA XO Tours Inc.	Rosemead, CA
XO Tours Canada Ltd.	Vancouver, BC, Canada
See World Holiday Ltd.	Vancouver, BC, Canada
Grandfair Travel Ltd.	Vancouver, BC, Canada
Lok Yee Holiday Limited	Hong Kong
Sian Lian Hua International Travel Inc.	Taipei, Taiwan
SmileViet, JSC	Hanoi, Vietnam
Tourmaster Travel Service Inc.	Taipei, Taiwan
Vietlink International Travel (HK) Ltd.	Hong Kong

As a general note, we expect the travel agencies will be able to continue to operate as they have been, although we will integrate them into San Lotus by utilizing a comprehensive accounting system and assisting them in their further development. Although the non-binding letters of intent to acquire the travel agencies above were entered, we remain in the preliminary discussion with them about the specific considerations to acquire each of them. Thus, to date, we are not able to estimate any specific costs in completing such acquisitions.

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Acquiring travel agencies located both within and outside of Taiwan is an ongoing effort that will continue during the life of the Company. To facilitate our acquisition efforts, we will actively seeking additional funding on favorable terms to continue our acquisition. If additional funding is not available on acceptable terms, we may not be able to implement our acquisition plan and continue our operations. We plan to be funded by private placement of our equity securities and/or mortgage our land. But, there can be no assurance we will be funded as such. Thus, there can be no assurance we will successfully complete our acquisition of travel agencies.

3. Acquisition of additional land or land holding companies -Third quarter of 2013- throughout the life of Company

San Lotus was designated a shell corporation until our wholly-owned subsidiary, Green Forest Management Consulting Inc. (“Green Forest”) acquired Da Ren International Development Inc., a Taiwan (R.O.C.) land holding corporation (“Da Ren”), on September 17, 2013. Da Ren’s sole asset is 32,273.68 square meters of land located in Taichung City, Beitun District, Taiwan (R.O.C.). We acquired Da Ren for $3,070,645. The transaction and all pertinent contracts in the transaction were disclosed in the current report on Form 8-K filed on September 20, 2013.

With the acquisition of Da Ren, we are not only developing our travel agency in Taiwan, an ongoing process in our development, but also acquiring land and land holding companies, as well as acquiring travel agencies located both within and outside of Taiwan. After acquisition of Da Ren, we continue to acquire the lands in Xinpi Township, Pingtun County, Taiwan (R.O.C.), and the lands in Zaoqiao Township and Touwu Township, Miaoli County, Taiwan (R.O.C.). Such acquisitions are herein incorporated by reference to Item 2 of our annual report on Form 10-K filed on April 7, 2014.

Additionally, we have filed current reports on Form 8-K announcing our acquisition plans concerning four additional land or land holding companies, along with the planned acquisition of nine travel agencies located in Asia and North America.

In addition to our acquisition of Da Ren, we have entered into letters of intent to acquire the following land and land holding companies in Taiwan. We expect to complete these acquisitions in or after 2014.

Land or Land Holding Company	Expected Acquisition Date
Da Ren International Development Inc.	Third Quarter 2013 (completed September 2013)
Xinpi Land	Fourth Quarter 2013 (completed October 2013)
Den Wei Yuan Land	In or after 2014
Yao De International Recreation Inc.	In or after 2014
Mao Ren International Inc.	In or after 2014

we do not feel we are able to evaluate the land holdings accurately or make definitive plans for how to utilize the land and land holding companies until we can evaluate the properties as a whole. But, to date, we plan to use the land as follows : (1) dispose of the land for cash to develop other properties, (2) mortgage the land so that we may develop it ourselves, (3) enter into a joint venture with another developer or (4) use the land to capitalize other companies. We will evaluate this further once we complete the above listed acquisitions.

Except for the completed acquisitions of Da Ren International Development Inc. and Xinpi Land, we remain in the preliminary discussion about the specific consideration in acquiring other land or land holding companies. Thus, to date, we are not able to estimate any specific costs in completing the acquisitions other than the completed acquisitions. Acquiring land and/or land Holding companies is an ongoing effort that will continue during the life of the Company. To facilitate our acquisition efforts, we will actively seeking additional funding on favorable terms to continue our acquisition. If additional funding is not available on acceptable terms, we may not be able to implement our acquisition plan and continue our operations. We plan to be funded by private placement of our equity securities and/or obtaining the loan by mortgage our land. But, there can be no assurance we will be funded as such. Thus, there can be no assurance we will successfully complete our acquisition of the land or land holding companies.

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Results of Operations

From inception through the date filing this Post-Effective Amendment No.5 to Form S-1, we had no revenue. Operating Expenses for the period ended December 31, 2013 are totaled $290,090.

Capital Resources and Liquidity

Excluding our planned acquisitions, we expect the running of San Lotus Holding, Green Forest and Da Ren to require approximately $578,688 to carry out planned operations for the next 12 months.

Our expenses incurred from April 1, 2014 through June 16, 2014 are approximately $ 3,411. We expect our monthly expenses to continue at the rate of $39,724 after May, 2014, not including the costs we will incur in running any of our planned acquisitions or embarking on any real estate development activities. To meet our needs for cash required for sustain our businesses and completing our planned acquisitions, we will need to generate sufficient revenues or require additional funding.

As of June 16, 2014, we had $54, 371.49 cash in the bank, $2.23 cash held by our wholly-owned Taiwan (R.O.C.) subsidiary, Green Forest Management Consulting Inc., and $3, 589.9 cash held by our wholly-owned Taiwan (R.O.C.) subsidiary Da Ren International Development Inc. Thus, San Lotus and Da Ren will not have enough funds to support themselves for remaining months, and Green Forest are already almost out of funds, We will likely have to borrow funds from our President and Chairman, Chen Li-Hsing, to sustain our operations until we are able to complete a private placement of our equity securities and/or mortgage our land.

As to our planned acquisitions, although the non-binding letters of intent to acquire the travel agencies were entered, we remain in the preliminary discussion with them about the specific considerations to acquire each of them. Thus, to date, we are not able to estimate any specific costs in completing such acquisitions. Additionally, except for the completed acquisitions of Da Ren International Development Inc.; Xinpi land; and certain lands in Miaoli County. We remain in the preliminary discussion about the specific consideration in acquiring other land or land holding companies. Thus, to date, we are not able to estimate any specific costs in completing the acquisitions other than the completed acquisitions.

If we require additional funding to complete our planned acquisitions, we will actively seeking additional funding by completing a private placement of our equity securities and/or mortgage our land. But, there can be no assurance we will be funded as such. And, there can be no assurance that our existing shareholders will provide us with additional capital. Finally, if we are unable to generate sufficient revenue and/or obtain additional funding, we may have to cease operations entirely. We cannot guarantee that our operations and proceeds from any funding will be sufficient for us to continue as going concern.

Revenue targets

The Company anticipates no revenues be made in the early stages of completing our plan of operations.

Core services

The Company is incorporated to market its travel products and services to the growing “baby boomer” market, with an initial focus on the Asian market, which is herein incorporated by reference to Item 1 of our annual report on Form 10K.

We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Our liquidity may be negatively impacted by the significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.

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Based upon the above, we believe that to continue our daily operation and implement our plan of operations, we will actively seeking additional funding on favorable terms. If additional funding is not available on acceptable terms, we may not be able to implement our operation plans and continue our operations. We plan to be funded by private placement of our equity securities and/or obtaining the loan by mortgage our land. But, there can be no assurance we will be funded as such. Thus, there can be no assurance we will successfully continue our operation and/or complete our plan of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Going Concern

At present, we have no enough cash to pay for our selling, general and administrative expenses. As such, in order to continue developing our operations as planned, we may be reliant on obtaining additional funding by private placement of our equity securities and/or obtaining the loan by mortgage our land. But, there can be no assurance we will be funded as such. Thus, there can be no assurance we will successfully continue our operation and/or complete our plan of operations. Based on these assumptions, our auditor has expressed doubt about our ability to continue as a going concern.

OUTLOOK

By the end of 2014, in addition to the planned acquisitions listed in this Item, we intend to complete more acquisitions of lands; land holding companies; and/or travel agencies. We remain in the preliminary discussion with the acquired parties about the specific considerations in such acquisitions. Thus, to date, we are not able to estimate any specific costs in completing such acquisitions.

Once we have completed such acquisitions, we will evaluate our land holdings as a group and develop an overall plan for how to proceed going forward.

At that time, and once we determine more definitively how the land will be utilized, we will develop cost projections, milestones and plans for financing the land’s development. At present, we anticipate that we will have the following four development objectives for the properties: (1) dispose of the land for cash, (2) mortgage the land to develop it ourselves, or (3) use the land to enter into a joint venture with another developer or (4) use the land to capitalize other companies.

Critical Accounting Policies

It is our goal to clearly present our financial information in a manner that enhances the understanding of our sources of earnings and cash flows, as well as our financial condition. We do this by including the information required by the SEC, as well as providing additional information that gives further insight into our financial operations.

Our financial report includes a discussion of our accounting principles, as well as methods and estimates used in the preparation of our financial statements.

We believe these discussions and statements fairly represent the financial position and operating results of our company. The purpose of this portion of our discussion is to further emphasize some of the more critical areas where a significant change in facts and circumstances in our operating and financial environment could cause a change in future reported financial results.

Impact of Accounting Pronouncements

There were no recent accounting pronouncements that have had a material effect on our financial position or results of operations.

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Recently Issued Accounting Policies

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information to be reported under this item is not required by smaller reporting companies.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and age of each of our officers and directors as of June 16, 2014. Our executive officers are elected annually by our board of directors. Our executive officers hold office until they resign, are removed by the board of directors, or a successor is duly elected and qualified.

Name	Position	Age
Chen, Li-Hsing	President, Chairman and Director	66
ChenTseng, Chih-Ying	Chief Executive Officer	55
Lin, Mu Chen	Chief Financial Officer	34
Yu, Chien-Yang	Vice President and Director	44
Chen, Kuan-Yu	Secretary and Director	37
Lo, Fun-Ming	Director	70
Kwong, Edwin	Director	53
Wu, Tsung Lun	Director	29
Chang, Kai	Director	39
Yueh, Jung-Lin	Director	63
Lai, Chia Ling	Director	27

Set forth below is a brief description of the background and business experience of each of our executive officers and/or directors for the past five years.

Chen Li-Hsing has been our President and a director since 2011. Mr. Chen was named Chairman of the Board of Directors in 2013. Mr. Chen has also been the Chief Executive Officer of USA XO Tours Inc., a California-based travel agency, for the past five years. He is also the Chief Executive Officer of TBWTV Inc., a California television station, a position he has held since 2011. Mr. Chen is an experienced executive who we believe brings along the work experience necessary in starting up a business in the travel/leisure industry. Prior to joining USA XO Tours Inc., from 1996-2006, Mr. Chen owned and managed Century International High School, a Vancouver, British Columbia high school geared toward international students desiring to obtain a Canadian diploma and pursue post-secondary education in Canada. During that same time period, Mr. Chen also owned and operated Century College, a Vancouver, British Columbia post-secondary school established in 1996 focused on teaching English as a Second Language to foreign students. Mr. Chen obtained his Ph.D. in Education from Spalding University in Kentucky, a Master’s degree in Public Administration from the University of San Francisco in California and a Bachelor’s degree in architecture from National Taipei University of Technology in Taiwan. Mr. Chen is the husband of our Chief Executive Officer, Chen Tseng Chih Ying, and Mr. Chen resides in Vancouver, British Columbia and California.

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Chen, Tseng Chih-Ying has served as our Chief Executive Officer since 2011, and has resigned from the position of our director on June 12, 2014. She has been the President of XO Tours Canada Ltd., a Canadian travel agency, for the past 15 years. She is an experienced executive who we believe brings along the work experience and knowledge necessary to start up and run a business in the travel and leisure industry. Mrs. Chen obtained a Master’s degree in Public Administration from the University of San Francisco in California and received a Bachelor’s degree in Chinese Literature from Providence University in Taiwan. Mrs. Chen is the wife of our President, Mr. Chen Li Hsing. Ms. Chen resides in Vancouver, British Columbia and California.

Lin, Mu Chen has served as our Chief Financial Officer since 2011, and has resigned from the position of our director on June 12, 2014. From 2006 to 2009, Ms. Lin was an auditor at Price Waterhouse Coopers in Taiwan. From 2003 to 2005, Ms. Lin served as an auditor at Earnest & Co., CPAs. Ms. Lin obtained a Bachelor of Commerce at Soochow University, Taiwan, in 2003 and was certified as a public accountant in Taiwan in 2008. Ms. Lin serves on the boards of several private companies and acts as internal accountant for several private companies. Ms. Lin resides in Taiwan.

Yu, Chien-Yang has been our Vice President and a director since 2011. He has been an owner/operator of his own business for the past 20 years. He built and operated his own gift and premium goods business (items such as corporate gifts, pens, bags, and umbrellas with corporate logos) both on the manufacturing front and the wholesale end. Mr. Yu is currently the President of Songhai Mgt Consulting Company LTD, a Taiwan company. Mr. Yu previously was the owner and operator for Jin Su Limited, a souvenir design firm based in Taiwan, and Chuang Ju International Limited, a manufacturing company based in Taiwan. Mr. Yu serves on the board of several private companies and also involved in the management of several private entities. We believe his experience building and running businesses will be beneficial to us. Mr. Yu resides in Taiwan.

Chen, Kuan-Yu has served as our Secretary since 2011. From 2010 to 2011, Mr. Chen served as an Associate Director with AON Corporation in Hong Kong. From 2008 to 2009, Mr. Chen was a Senior Consultant with LI Far East Limited, a Hong Kong company. From 2007 to 2008, Mr. Chen was a Manager with Deloitte Actuarial and Insurance Solutions in Hong Kong. From 2000 to 2006, Mr. Chen was an Actuary with MetLife, where he was based in New York for four years and in Taiwan for two years. Mr. Chen received his B.A. in Applied Mathematics from Queen’s University in Canada in 2000 and was qualified as an actuary by the Society of Actuaries in 2004. Mr. Chen serves on the boards of several private companies and is involved in the management of several private enterprises. Mr. Chen resides in Hong Kong and Taiwan.

Lo, Fun-Ming is the Chairman of Yao De International Resort & Hotel Development Co., Ltd., where he has served in such capacity since its founding in 1988. Yao De International Resort & Hotel Development Co., Ltd. owns and operates the Royal Country Club golf course and recreation area in the city of Taichung in Central Taiwan. Mr. Lo obtained a Masters in Engineering Sciences from Middle East Technical University, Turkey, in 1971. Mr. Lo’s many years of experience operating a country club and recreation facility provides him with insight into the leisure and recreation business that will assist. Mr. Lo resides in Taiwan.

Kwong, Edwin  is the President, CEO of GUI Corporations dba Mega Productions; HempCon Inc; and American Youth Obesity Research and Prevention Foundation. Mr. Kwong earned his bachelor’s degree in mathematics and computer science from the University of California, Los Angeles, and earned his master’s degree in computer science from the University of South California in 1986. After working for computer industry for many years, he left the computer industry in 1992 to begin his career as an entrepreneur. We believe his abundant experiences in company managements will be beneficial to us in overseeing our business. Mr. Kwong resides in California.

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Yueh, Jung-Lin is General Manager of Gold Sponsor Enterprises, where he served in such capacity since 2002 in Thailand. Mr. Yueh managed Golden Strokes Enterprise Co., Ltd. as Chairman since 1990. Gold Sponsor Enterprises and Golden Strokes Enterprises Co., Ltd. are companies specializing in the manufacture and supply of footwear and luggage. The companies also have operations in supplying automobile parts, electrical, packaging and various other industrial components. Mr. Yueh has an Associate Degree in Business Administration from Tunghai University. We believe Mr. Yueh’s business experience and insight will be beneficial to us in overseeing our business. Mr. Yueh resides in Thailand.

Wu, Tsung-Lun  is an independent financial consultant since 2012. Mr. Wu previously served as a financial analyst for D&J Group from 2010 to 2011. During that time, he managed client relationship for both individual and institutional clients, including several listed companies in Taiwan. Mr. Wu majored in mechanical engineering at the National Taiwan University and is a CFA charterholder. Mr. Wu resides in Taipei.

Chang, Kai is president of AHI Sound Inc since March 2013. Mr. Chang earned his bachelor’s degree in Chinese Literature from the University of California, Irvine. Based on his experience in media planning and production, we believe Mr. Chang’s knowledge and industry contacts will be beneficial to the Company. Mr. Chang resides in California.

Lai, Chia Ling  is a human resources manager at Autarky Services Inc since 2012. Ms. Lai earned her bachelor’s degree in Education at National Taitung University, Taiwan. Based on her experiences in human resources and business administration, we believe Ms. Lai ’s business experience and ability will be beneficial to the Company. Ms. Lai resides in Taoyuan, Taiwan.

Term of Office

Our Class I directors are appointed for a two-year term and our Class II directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board of directors.

We have not yet adopted a Code of Conduct that applies to our directors, officers and employees (including our principal executive officer, principal financial officer and principal accounting officer), but plan to do this in the near future. When we do, and once we have our website operational, we will post that Code of Conduct on our Internet site. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Conduct applicable to the principal executive officer, principal financial officer and principal accounting officer by posting this information on our Internet site. Our Internet site is www.sanlotusholding.com.

EXECUTIVE COMPENSATION

Summary Compensation Table

There has been no compensation awarded to, earned by, or paid to any of our executive officers or directors for the period from inception through the date filing this Post-Effective Amendment No. 5 to Form S-1.

Option Grants Table

There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table for the period from inception through the date filing this Post-Effective Amendment No.5 to Form S-1.

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Aggregated Option Exercises and Fiscal Year-End Option Value Table

There were no stock options exercised for the period from inception through the date filing this Post-Effective Amendment No.5 to Form S-1.

Long-Term Incentive Plan Awards Table

There were no long-term incentive plan awards made to named executive officers in the last two completed fiscal years under any long-term incentive plan.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors on our board of directors. The board of directors has the authority to fix the compensation of our directors. No amounts have been paid to, or accrued to, directors in such capacity and none of our directors has a compensation agreement or arrangement with the Company. At present, only one of our directors, Yueh Jung-Lin, is considered independent.

Employment Agreements

Currently, we do not have any employment agreements in place with any of our officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides the names and addresses of each person known to us to own more than 5 percent of our outstanding shares of common stock as of June 16, 2014 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the stockholders listed possesses sole voting and investment power with respect to the shares shown.

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Title of Class	Name & Address of Beneficial Owners	Number of Shares Beneficial Owned	Percentage
Common	Yu, Chien-Yang(1) Office B302C, 185 Kewang Road, Longtan Township,Taoyuan County 325, Taiwan(R.O.C)	40,216,766	17.06%
Common	Chen, Kuan-Yu(2) Office B302C, 185 Kewang Road, Longtan Township,Taoyuan County 325, Taiwan(R.O.C)	9,851,574	4.18%
Common	Lin, Mu Chen Office B302C, 185 Kewang Road, Longtan Township, Taoyuan County 325, Taiwan(R.O.C)	12,000	0.00%
Common	Chen Tseng, Chih-Ying 9971 Deagle Road Richmond, British Columbia Canada V7A 1P9	782,125	0.33%
Common	Chen, Li-Hsing 9971 Deagle Road Richmond, British Columbia Canada V7A 1P9	76,903	0.03%
Common	Kwong, Edwin (3)	133,448	0.00%
Common	Wu, Tsung Lun (7)(8)	0	0.00%
Common	Chang, Kai (4)	500,000	0.00%
Common	Lo, Fun-Ming(5) Office B302C, 185 Kewang Road, Longtan Township, Taoyuan County 325, Taiwan(R.O.C)	24,040,389	10.20%
Common	Lai, Chia Ling (7)	12,000	0.00%
Common	Yueh, Jung-Lin Office B302C, 185 Kewang Road, Longtan Township,Taoyuan County 325, Taiwan(R.O.C)	8,500,000	3.60%
Common	Chiang, Yu-Chang(6) 1, No. 1 93, Yangguan Street Neihu District, Taipei City 114, Taiwan (R.O.C.)	2,862,334	1.21%
Common	Da Chuang Business Management Consultant Co. Ltd (7) 3F., No.132, Gongyi Rd., West Dist., Taichung City 403, Taiwan (R.O.C.)	12,837,935	5.45%
Common	DENG DONG LTD. 1st Floor, Dekk House, Zippora Street, Providence Industrial Estate, Mahe, Republic of Seychelles	19,227,238	8.16%
Total(9)		119,052,712	50.22%

(1)	(i) Yu, Chien-Yang is our vice president and director.(ii) Consists of 142,677 shares of common stock beneficially owned by Yu Chien-Yang; (iii) 151,593 shares of common stock beneficially owned by Songhai Mgt. Consulting Co. Ltd., a Taiwan (R.O.C.) limited company, over which Mr. Yu exercises voting and investment control; (iv) 6,008,011 shares of common stock beneficially owned by Darkin Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control; (v) 3,337,784 shares of common stock beneficially owned by Gold Piven Ltd., a BVI limited company, over which Mr. Chen, Kuan-Yu exercises voting and investment control;(vi) 731,876 shares of common stock beneficially owned by Ping East Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control;(vii) 1,268,537 shares of common stock beneficially owned by Rocky Yu Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control;(viii) 1,268,537 shares of common stock beneficially owned by Jackson Yu Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control;(ivv) 1,268,537 shares of common stock beneficially owned by Dennis Yu Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control (vv) 26,039,214 shares of common stock beneficially owned by Ocean Reserve Ltd., a Seychelles limited company, over which Mr. Yu exercises voting and investment control.

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(2)	(i)Chen, Kuan-Yu is our secretary and director. (ii) Consists of 254,132 shares of common stock beneficially owned by Chen, Kuan-Yu (iii) 6,800,222 shares of common stock beneficially owned by Wang Wang Ltd., a Seychelles limited company, over which Mr. Chen exercises voting and investment control (iv) 1,547,220 shares of common stock beneficially owned by Allegro Equity Ltd., a Seychelles limited company, over which Lia Wang, Mr. Chen’s wife, exercises voting and investment control. (v) 1,250,000 shares of common stock beneficially owned by Bellini Ventures Ltd., a Seychelles limited company, over which Lia Wang, Mr. Chen’s wife, exercises voting and investment control.

(3)	(i) Kwong, Edwin is our director. (ii) 190,476 shares of common stock are beneficially owned by Show King Holdings Inc. (iii) Show King Holdings Inc. is 70.06 percent owned by Mr. Kwong, Edwin who exercises voting and investment control.

(4)	(i) Chang, Kai is our director. (ii) 500,000 shares of common stock are beneficially owned by Amber Wang Ltd. (iii) Amber Wang Ltd. is 100 percent owned by Mr. Chang, Kai who exercises voting and investment control.

(5)	(i) Lo, Fun-Ming is our director. (ii) 80,134,630 shares of common stock beneficially owned by DA TEH FU Co. Ltd., a Seychelles limited company, over which Mr. Lo, Ta, Mr. Lo, Fun-Ming’s son, exercises voting and investment control (iii) DA TEH FU Co. Ltd is 30 percent owned by Mr. Lo, Fun-Ming.

(6)	(i) Chiang Yu-Chang is chairman of our wholly-owned subsidiary, Green Forest Management Consulting Inc., a Taiwan (R.O.C.) company.(ii) Consists of 12,000 shares of common stock beneficially owned by Chiang Yu-Chang (iii) 2,600,000 shares of common stock beneficially owned by Big Head Fish Ltd., a Seychelles limited company, over which Mr. Chiang exercises voting and investment control. (iv) 250,334 shares of common stock beneficially owned by Yamiyo Limited, a Seychelles limited company, over which Mr. Chiang exercises voting and investment control.

(7)	Da Chuang Business Management Consultant Co., Ltd., a Taiwan (R.O.C.) corporation, is 7.64 percent owned by Chen, Kuan-Yu; 24.65 percent owned by Yu, Chien-Yang; 1.45 percent owned by Chiang Yu-Chang; 0.34 percent owned by Wu, Tsung Lun; and 0.06 percent owned by Lai, Chia-Ling. Mr. Chen exercises voting and investment control.

(8)	1,710 shares of common stock are beneficially owned by Lin, Chia-Min who is the wife of Mr. Wu, Tsung-Lun.

(9)	Based on 236, 224, 067 shares of common stock outstanding as of June 16, 2014.

45

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The following tables detail our officers and directors and their relationship to Green Forest Consulting Inc.; and Da Ren International Development Inc. at the time of the following transactions.

Positions Held in Affiliated Entities

	Name of Natural Person Affiliate	San Lotus Holding Inc	Green Forest Management Consulting Inc	Da Ren International Development Inc
1	Yu, Chien-Yang	Director / Vice President	Director	Director / Chairman
2	Chen, Kuan-Yu	Director / Secretary	Director	Director
3	Lin, Mu-Chen	Director / CFO	-	Director
4	Chen Tseng, Chih-Ying	Director / CEO	-	-
5	Chen,Li-Hsing	Director / Chairman	-	-
6	Yang, Tai-Ming	Director	-	-
7	Lai,Wen-Ching	Director	-	-
8	Wu,Kuo-Chen	Director	-	-
9	Lo,Fun-Ming	Director	-	-
10	Chou,Shu-Hui	Director	-	-
11	Hsiao,Young-Yi	Director	-	-
12	Teng,Wei-Yuan	Director	-	-
13	Yueh,Jung-Lin	Director	-	-
14	Luc, Moc-Thuy	Director	-	-
15	Chiang,Yu-Chang	-	Director / Chairman	-

Related transaction on September 17, 2013, which was disclosed in our current report on Form-8K filed September 20, 2013.

On September 17, 2013, our wholly-owned subsidiary, Green Forest Management Consulting Inc., a Taiwan (R.O.C.) corporation, entered into a stock purchase agreement to purchase Da Ren International Development Inc. from its shareholders, Chang Cheng-Sung, Liao Chi-Sheng, Yu Chien-Yang, our vice president and director, and Da Chuang Business Management Consultant Co., Ltd., a Taiwan (R.O.C.) corporation, to acquire 100 percent of the outstanding share of common stock in Da Ren in exchange for a promissory note in the amount of TWD $91,996,524 (US$3,070,645).

Through acquiring all of the outstanding stock of Da Ren, Green Forest acquired Da Ren’s only asset, 37,273.68 square meters of land in Taichung City, Beitun District, Taiwan (R.O.C.). The Purchase Price was paid for through Green Forest’s issuance of a promissory note, payable to the Da Ren Sellers. Through an agreement of assignment, assumption and release, which we entered into with the Da Ren Sellers on September 17, 2013, we assumed the debt of Green Forest owed under the promissory note, thus relieving Green Forest of its obligations thereunder.

Following Green Forest’s acquisition of Da Ren, on September 17, 2013, we entered into a stock purchase agreement for the issuance of 30,706,452 shares of our common stock, par value $0.10 per share, at a purchase price of $0.10 per share, to the Da Ren Sellers and their designees pursuant to a Regulation S stock purchase agreement.

The following table details how the Shares were distributed to our officers, directors and affiliates at the time of the transaction.

Beneficial Ownership in San Lotus Shares Received as a Result of Transaction

	Name of Natural Person Affiliate	A. Beneficial Ownership in San Lotus Shares Received (A = B x C)	Holding Entity	B. Beneficial Ownership in Holding Entity	C. San Lotus Shares Received in Holding Entity
		1,660,897	Da Chuang Management Consultant Co., Ltd.	18.78%	8,843,967
1	Yu, Chien-Yang	3,002,804	Darkin Ltd.	49.98%	6,008,011
		3,337,734	Gold Piven Limited	100%	3,337,734
		667,557	Ocean Reserves Ltd.	100%	667,557
		643,873	Da Chuang Management Consultant Co., Ltd.	7.56%	8,516,834
2	Chen, Kuan-Yu	250,534	Darkin Ltd.	4.17%	6,008,011
		500,663	Allegro Equity Ltd.	75%	667,557
3	Lin, Mu-Chen	250,534	Darkin Ltd	4.17%	6,008,011
4*	Chen Tseng, Chih-Ying	298,941	Da Chuang Management Consultant Co., Ltd.	3.51%	8,516,834
5*	Chen,Li-Hsing	298,941	Da Chuang Management Consultant Co., Ltd.	3.51%	8,516,834
6	Yang, Tai-Ming	253,802	Da Chuang Management Consultant Co., Ltd	2.98%	8,516,834
7	Lai,Wen-Ching	149,896	Da Chuang Management Consultant Co., Ltd	1.76%	8,516,834
8	Wu,Kuo-Chen	-	-	-	-
9	Lo,Fun-Ming	-	-	-	-
10	Chou,Shu-Hui	-	-	-	-
11	Hsiao,Young-Yi	-	-	-	-
12	Teng,Wei-Yuan	-	-	-	-
13	Yueh,Jung-Lin	896,823	Da Chuang Management Consultant Co., Ltd.	10.53%	8,516,834
14	Luc, Moc-Thuy	-	-	-	-
		100,499	Da Chuang Management Consultant Co., Ltd.	1.18%	8,516,834
15	Chiang,Yu-Chang	124,967	Darkin Ltd.	2.08%	6,008,011
		250,234	Yamiyo Ltd.**	100%	250,234

*	Chen Tseng Chih Ying and Chen Li Hsing are husband and wife. Their holdings are computedand disclosed on an aggregate basis.
**	Yamiyo Ltd. (“Yamiyo”) is 100 percent owned by Lin Chin Chai, mother of Green Forest’s chairman,

Chiang Yu-Chiang. Mr. Chiang serves as a director for Yamiyo, but does not have beneficial ownership of Yamiyo’s holdings.

46

Related transaction on October 29, 2013, which was disclosed in our current report on Form-8K filed on November 4, 2013.

On October 29, 2013, our wholly-owned subsidiary, Green Forest Management Consulting Inc., a Taiwan (R.O.C.) corporation, entered into a land purchase agreement with Yu, Chien-Yang and Da Chuang Business Management Consulting Co., Ltd., a Taiwan (R.O.C) corporation, to acquire 29,332.7000 square meters of land located in the Xinhua Section of Xinpi Township, Pingtun County, Taiwan (R.O.C.). Mr. Yu is our vice president and director and he holds a 29.31 percent ownership interest in Da Chuang. Chen Kuan-Yu, our secretary and director, and Chiang Yu-Chang, Green Forest’s chairman, hold 7.56 percent and 1.18 percent ownership interests, respectively, in Da Chuang.

Green Forest purchased the Land for TWD$53,238,851 (US$1,815,414.60). The Purchase Price was paid for through Green Forest’s issuance of a promissory note payable to the Sellers. Through an agreement of assignment, assumption and release, which we entered into with the Sellers and Green Forest on October 29, 2013, we assumed the debt Green Forest owed under the Promissory Note, thus relieving Green Forest of its obligations thereunder.

On October 29, 2013, we entered into a stock purchase agreement for the issuance of 18,154,146 shares of our common stock, par value $0.10 per share (the “Shares”), at a purchase price of $0.10 per share, to the Sellers and their designees pursuant to stock purchase agreements, dated October 29, 2013. The issuance of the Shares was exempt from registration pursuant to either Regulation S or Regulation D, as stated in the respective Subscription Agreements, depending on the location and intent of the purchaser. The Shares were issued at the instruction of the Sellers and in full satisfaction of the debt we owed pursuant to the Assumption.

The following table details how the Shares were distributed to our officers, directors and affiliates at the time of the transaction.

Beneficial Ownership in San Lotus Shares Received as a Result of Transaction

	Name of Natural Person Affiliate	A. Beneficial Ownership in San Lotus Shares Received (A = B x C)	Holding Entity	B. Beneficial Ownership in Holding Entity	C. San Lotus Shares Received in Holding Entity
1	Yu, Chien-Yang	133,201	Da Chuang Management Consultant Co., Ltd	18.78%	709,268
		396,457	Ping East Ltd	54.17%	731,876
2	Chen, Kuan-Yu	53,621	Da Chuang Management Consultant Co., Ltd	7.56%	709,268
		30,519	Ping East Ltd	4.17%	731,876
3	Lin, Mu-Chen	30,519	Ping East Ltd	4.17%	731,876
4*	Chen Tseng, Chih-Ying	24,895	Da Chuang Management Consultant Co., Ltd	3.51%	709,268
5*	Chen,Li-Hsing	24,895	Da Chuang Management Consultant Co., Ltd	3.51%	709,268
6	Yang, Tai-Ming	21,136	Da Chuang Management Consultant Co., Ltd	2.98%	709,268
		2,666,667	Uhao Ltd	100%	2,666,667
7	Lai,Wen-Ching	12,483	Da Chuang Management Consultant Co., Ltd	1.76%	709,268
		2,341,668	Joyful Wealth Co., Ltd	100%	2,341,668
8	Wu,Kuo-Chen	3,666,661	Wei Chi Ltd	100%	3,666,661
9	Lo,Fun-Ming	-	-	-	-
10	Chou,Shu-Hui	-	-	-	-
11	Hsiao,Young-Yi	-	-	-	-
12	Teng,Wei-Yuan	-	-	-	-
13	Yueh,Jung-Lin	74,686	Da Chuang Management Consultant Co., Ltd	10.53%	709,268
14	Luc, Moc-Thuy	-	-	-	-
15	Chiang,Yu-Chang	8,369	Da Chuang Management Consultant Co., Ltd	1.18%	709,268
		15,223	Ping East Ltd	2.08%	731,876

* Chen Tseng Chih Ying and Chen Li Hsing are husband and wife. Their holdings are computedand disclosed on an aggregate basis.

47

Related transaction on December 27, 2013, which was disclosed in our current report on Form-8K filed on December 30, 2013.

On December 27, 2013, our wholly-owned subsidiary, Green Forest Management Consulting Inc., a Taiwan (R.O.C.) corporation, entered into a land purchase agreement with Yu, Chien-Yang to acquire 35,251 square meters of land in Dataoping Section of Zaoqiao Township, Miaoli County, Taiwan (R.O.C.) and 41,184 square meters of land in Laotianliao Section of Touwu Township, Miaoli County, Taiwan (R.O.C.), all of which is 76,435 square meters.

Green Forest purchased the Land-1 for TWD$200,301,985 (US$6,755,547.6). The Purchase Price was paid for through Green Forest’s issuance of a promissory note payable to the Seller. Through an agreement of assignment, assumption and release, which we entered into with the Seller and Green Forest on December 27, 2013, we assumed the debt Green Forest owed under the Promissory Note, thus relieving Green Forest of its obligations thereunder.

On December 27, 2013, we entered into a stock purchase agreement for the issuance of 33,426,757 shares of our common stock, par value $0.1 per share, at a purchase price of $0.2021 per share, to the Sellers and their designees pursuant to stock purchase agreements, dated December 27, 2013. The issuance of the Shares was exempt from registration pursuant to either Regulation S or Regulation D, as stated in the respective Subscription Agreements, depending on the location and intent of the purchaser. The Shares were issued at the instruction of the Sellers and in full satisfaction of the debt we owed pursuant to the Assumption.

The following table details how the Shares were distributed to our officers, directors and affiliates at the time of the transaction.

Yao De

Beneficial Ownership in San Lotus Shares Received as a Result of Transaction

	Name of Natural Person Affiliate	A. Beneficial Ownership in San Lotus Shares Received (A = B x C)	Holding Entity	B. Beneficial Ownership in Holding Entity	C. San Lotus Shares Received in Holding Entity
		659,154	Ocean Reserve Ltd.	100.00%	659,154
		1,268,537	Rocky Yu Ltd.	100.00%	1,268,537
1	Yu, Chien-Yang	1,268,537	Jackson Yu Ltd.	100.00%	1,268,537
		1,268,537	Dennis Yu Ltd.	100.00%	1,268,537
		1,268,537	Daphne Chen Ltd.	100.00%	1,268,537
2	Chen, Kuan-Yu	659,747	Allegro Equity Ltd.	75.00%	879,663
		1,250,000	Bellini Ventures Ltd.	100.00%	1,250,000
3	Lin, Mu-Chen	-	-	-	-
4	Chen Tseng, Chih-Ying	-	-	-	-
5	Chen, Li-Hsing	-	-	-	-
6	Yang, Tai-Ming	170,999	UHAO LTD.	100.00%	170,999
7	Lai, Wen-Ching	115,876	Joyful Wealth Co., Ltd.	100.00%	115,876
8	Wu, Kuo-Chen	138,666	WEI CHI LTD.	100.00%	138,666
9	Lo, Fun-Ming	-	-	-	-
10	Chou, Shu-Hui	-	-	-	-
11	Hsiao, Young-Yi	-	-	-	-
12	Teng, Wei-Yuan	-	-	-	-
13	Yueh, Jung-Lin	8,500,000	Yates Ltd.	100.00%	8,500,000
14	Luc, Moc-Thuy	-	-	-	-
15	Chiang, Yu-Chang	97,534	Lin, Chin-Chai	100.00%	97,534

* Daphne Chen Ltd. is 100% owned by Chen, Li-Chi (Yu, Chien-Yang's wife), a related party.

**Holdings computed and disclosed on an aggregate basis by Chen, Kuan-Yu and his wife Wang, Lia.

***Holdings owned by Lin, Chin-Chai (Chiang, Yu-Chang's mother), a related party.

48

Related Transaction on March 13, 2014 which was disclosed in our current report on Form-8K filed on March 14, 2014

On March 13, 2014, our wholly-owned subsidiary, Green Forest Management Consulting Inc., a Taiwan (R.O.C.) corporation (“Green Forest”), entered into a land purchase agreement with Lo, Fun-Ming to acquire 35,790.4921 square meters of land in Dataoping Section of Zaoqiao Township, Miaoli County, Taiwan (R.O.C.) and 281, 116.5 square meters of land in Laotianliao Section of Touwu Township, Miaoli County, Taiwan (R.O.C.), all of which is 316, 906.9921 square meters.

Green Forest purchased the Land for TWD$830,490,304 (US$28,165,580.60). The Purchase Price was paid for through Green Forest’s issuance of a promissory note payable to the Seller. Through an agreement of assignment, assumption and release, which we entered into with the Seller and Green Forest on March 13, 2014, we assumed the debt Green Forest owed under the Promissory Note, thus relieving Green Forest of its obligations thereunder.

On March 13, 2014, we entered into a stock purchase agreement for the issuance of 139,364,582 shares of our common stock, par value $0.1 per share, at a purchase price of $0.2021per share, to the Sellers and their designees pursuant to stock purchase agreements, dated March 13,2014. The issuance of the Shares was exempt from registration pursuant to either Regulation S or Regulation D, as stated in the respective Subscription Agreements, depending on the location and intent of the purchaser. The Shares were issued at the instruction of the Sellers and in full satisfaction of the debt we owed pursuant to the Assumption.

The following table details how the Shares were distributed to our officers, directors and affiliates at the time of the transaction.

Beneficial Ownership in San Lotus Shares Received as a Result of Transaction

	Name of Natural Person Affiliate	A. Beneficial Ownership in San Lotus Shares Received (A = B x C)	Holding Entity	B. Beneficial Ownership in Holding Entity	C. San Lotus Shares Received in Holding Entity
1	Yu, Chien-Yang	24,712,503	Ocean Reserve Ltd.	100.00%	24,712,503
2***	Chen, Kuan-Yu	111	Wang Wang Ltd.	50.00%	222
3	Lin, Mu-Chen	-	-	-	-
4*	Chen Tseng, Chih-Ying	-	-	-	-
5*	Chen, Li-Hsing	-	-	-	-
6	Yang, Tai-Ming	5,333	UHAO LTD.	100.00%	5,333
7	Lai, Wen-Ching	-	-	-	-
8	Wu, Kuo-Chen	-	-	-	-
9**	Lo, Fun-Ming	24,040,389	DA TEH FU CO., LTD.	30.00%	80,134,630
10	Chou, Shu-Hui	8,013,463	DA TEH FU CO., LTD.	10.00%	80,134,630
11	Hsiao, Young-Yi	-	-	-	-
12	Teng, Wei-Yuan	19,227,238	DENG DONG LTD.	100.00%	19,227,238
13	Yueh, Jung-Lin	-	-	-	-
14	Luu, Moc-Thuy	-	-	-	-
15	Chiang, Yu-Chang	-	-	-	-

* Chen Tseng, Chih-Ying and Chen, Li-Hsing are husband and wife. Their holdings are computed and disclosed on an aggregate basis.

** Lo, Ta is the son of Lo, Fun-Ming, and owns 60% of DA TEH FU CO., LTD.

**Lo, Fun-Ming owns 30% of DA TEH FU CO., LTD.

**Chou, Shu-Hui is the wife of Lo, Fun-Ming, and owns 10% of DA TEH FU CO., LTD.

***Wang, Lia is the wife of Chen, Kuan-Yu, and she owns 50% of Wang Wang Ltd.

49

On December 12, 2012, we entered into a stock purchase agreement with our vice president and secretary, Yu, Chien Yang and Chen, Kuan Yu, to sell them our entire ownership interest, or 86,000 shares of common stock at a sale price of $1.00 per share, in TBWTV Inc.

On September 13, 2012, the Company entered into a stock purchase agreement with Yu, Chien-Yang, our Vice President, and Chen, Kuan-Yu, our Secretary, for the sale of 7,000,000 shares of common stock we own in A Benbow Holding Inc. (“ABH”), at a purchase price of $0.01 per share for an aggregate purchase price of $70,000. We expect to receive the funds to close on this sale on or before October 30, 2012.

In July 2012, the Company transferred $300,000 to our wholly-owned subsidiary Green Forest Management Consulting Ltd. (“Green Forest”), a Taiwan entity, which amount included $16,700 which was used to repay Chiang, Yu Chang, one of our shareholders, and Yu, Chien-Yang, our Vice President, for funds they had used in establishing Green Forest in Taiwan on our behalf.

In July 2012, the Company made a prepayment for the purchase of 7,000,000 shares of common stock, at a purchase price of $0.01 per share, for an aggregate purchase price of $70,000 in A Benbow Holding Inc., a company in which our vice president, Yu, Chien Yang, serves as president.

In July 2012, the Company issued 6,072,130 shares of common stock at a purchase price of $0.10 per share, for an aggregate offering price of $607,213, to Da Chuang Business Management Consultant Co., Ltd., Wang Wang Limited and Big Head Fish Ltd.

In June 2012, the Company purchased various assets from USA XO Tours Inc. for a total purchase price of $628,141. The items purchased included a condominium unit in Glendale, California (for $491,283), a 2010 Dodge Van (for $13,801), a 2007 Mercedes Benz (for $43,371) and a 2006 Bentley (for $76,686). Our Chief Executive Officer, Chen, Tseng Chih-Ying, and our President and Chairman, Chen, Li-Hsing, each holds ownership interests in USA XO Tours Inc.

In April 2012, the Company issued 6,500,000 shares of common stock to two entities, Wang Wang Limited and Big Head Fish Limited, at a price of $0.10 per share for an aggregate offering price of $650,000. Our Corporate Secretary, Chen, Kuan-Yu, exercises voting and investment control over Wang Wang Limited. Chiang, Yu Chang exercises voting and investment control over Big Head Fish Limited.

On March 31, 2012, we entered into a stock purchase agreement with TBWTV Inc. for the purchase of 86,000 shares, or a 9.54 percent interest, in TBWTV Inc. at a purchase price of $1.00 per share or $86,000 in total. TBWTV Inc. is a California television station owned by USA XO Tours Inc., a company in which our Chief Executive Officer and President, Chen, Tseng Chih Ying and Chen, Li Hsing, each hold ownership interests.

On January 20, 2012, we entered into a subscription agreement to purchase 465,000 shares, at a purchase price of $0.10 per share, in A Peace World Holding Inc., a company in which our Secretary, Chen, Kuan Yu, serves as a director.

ITEM 12A: DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

50

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

F-1

SAN LOTUS HOLDING INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	31-Mar-14	31-Dec-13
ASSETS
Current Assets
Cash in Bank	$66,902	$54,616
Prepaid and other current assets	35,701,352	8,635,987
Total Current Assets	35,768,254	8,690,603
Fixed assets- net	3,623,600	3,694,362
Other Assets	7,878	8,025
Total Assets	$39,399,732	$12,392,990

LIABILITIES AND EQUITY
Current Liabilities
Accrued expenses	$21,768	$11,125
Other payable	164,383	128,376
Total Current Liabilities	186,151	139,501

Stockholders' Equity
Common stock, $0.1 par value, 1,500,000,000 shares authorized, 236,224,067 and 96,859,485 shares issued and outstanding as of March 31, 2014 and and December 31, 2013	23,622,407	9,685,948
Additional paid-in capital	17,665,995	3,436,872
Deficit accumulated during the development stage	(807,485)	(759,657)
Other comprehensive income	(1,260,395)	(102,733)
Total stockholders' equity	39,220,522	12,260,430
Noncontrolling interest	(6,941)	(6,941)
Total Equity	39,213,581	12,253,489

Total Liabilities and Equity	$39,399,732	$12,392,990

The Accompanying Notes Are an Integral Part of the Financial Statements.

F-2

SAN LOTUS HOLDING INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MAR 31, 2014 AND 2013
AND PERIOD FROM JUNE 21, 2011 (INCEPTION) THROUGH MAR 31, 2014
(UNAUDITED)

			Deficit Accumulated
			from2011/6/21
	Three Months Ended	Three Months Ended	(Inception) through
	March 31, 2014	March 31, 2013	2014/3/31
Revenue	$-	$-	$-
General and administrative expenses	47,316	68,656	860,652
Loss from Operations	(47,316)	(68,656)	(860,652)

Other income (expenses)
Interest income	$-	$-	$238
Loss from long-term investments	-	-	(20,837)
Gain from disposal of long-term investments	-	-	20,837
Total other income (expense)	-	-	238
Net loss before income taxes	(47,316)	(68,656)	(860,414)
Provision for income taxes	-	-	-

Net loss	(47,316)	(68,656)	(860,414)
Net loss attributable to noncontrolling interest	-	-	(53,441)
Net loss attributable to San Lotus Holding Inc.	(47,316)	(68,656)	(806,973)

Net Loss Per Share-
Basic and Diluted	0.00	(0.00	(0.03)
Weighted Average Shares Outstanding:
Basic and Diluted	277,867,131	14,572,130	24,638,465

Other comprehensive income, net of tax:
Net loss	(47,316)	(68,656)	(806,973)
Foreign currency translation adjustment, net of tax	1,157,662	(4,817)	1,054,929
Total comprehensive income (loss)	1,110,346	(73,473)	247,956
Comprehensive income (loss) attributable to the noncontrolling interest	-	-	(53,441)
Comprehensive income (loss) attributable to San Lotus Holding Inc.	1,110,346	(73,473)	301,397

The Accompanying Notes Are an Integral Part of the Financial Statements.

F-3

SAN LOTUS HOLDING INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE YEARS ENDED MARCH 31, 2014 AND 2013
AND PERIOD FROM JUNE 21, 2011 (INCEPTION) THROUGH MARCH 31, 2014
(UNAUDITED)

			Accumulated from
			June 21, 2011
	Three Months	Three Months	(Inception)
	Ended	Ended	through March 31,
	31-Mar-14	31-Mar-13	2014
Cash flows from operating activities
Net loss	(47,316)	(68,656)	(806,973)
Adjustments to reconcile net loss to net cash used in operations:			0
Depreciation	13,485	12,684	89,826
Loss from long-term investments	0	-	20,837
Gain from disposal of investments	0	-	(20,837)
Changes in assets and liabilities:			0
Increase in prepaid and other current assets	(27,065,365)	(101,392)	(35,700,673)
Increase in other Assets	147		(7,878)
Increase in accrued expenses	10,643	(6,824)	21,688
Increase in other payable	36,007	1,135	164,274
Noncontrolling interest	0	0	(53,441)
Net cash used in operating activities	(27,052,399)	(163,053)	(36,293,177)
Cash flows from investing activities
Purchase of fixed assets	0	0	(3,749,304)
Net cash used in investing activities	0	0	(3,749,304)
Cash flows from financing activities			0
Issuance of shares	28,165,582	0	41,288,402
Noncontrolling interest	0	0	46,500
Net cash provided by financing activities	28,165,582	0	41,334,902
Effect of exchange rate changes on cash and cash equivalents	(1,158,102)	(2,336)	(1,225,519)
Net change in cash	(44,919)	(165,389)	66,902
Cash and cash equivalents
Beginning	111,821	277,210	-
Ending	66,902	111,821	66,902
Supplemental disclosure of cash flows
Cash paid during the period for:
Interest expense	-	-	-
Income tax	-	-	-

The Accompanying Notes Are an Integral Part of the Financial Statements.

F-4

SAN LOTUS HOLDING INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2014

NOTE 1- NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and generally accepted accounting principles for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements contained in this report reflect all adjustments that are normal and recurring in nature and considered necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles of the United States of America (“GAAP”). The results of operations for the interim period are not necessarily indicative of the results expected for the full year. These unaudited, condensed consolidated financial statements, footnote disclosures and other information should be read in conjunction with the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Nature of Business

San Lotus Holding Inc., a company in the developmental stage (the “Company” or “San Lotus”), was incorporated on June 21, 2011 in the State of Nevada. The Company has not conducted business operations nor had revenues from operations since its inception. The Company’s business plan is to design and market global travel packages and affinity travel excursions throughout the world, and develop a global travel and leisure agency business.

The Company’s year-end is December 31.

Basis of Consolidation

The consolidated financial statements include the accounts of San Lotus Holding Inc. and its majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated.

Going Concern

These financial statements were prepared on the basis of accounting principles applicable to a going concern, which assumes the realization of assets and discharge of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company had an accumulated deficit of $807,485 as of March 31, 2014, and it has had no revenue from operations since its inception.

The Company faces all the risks common to companies at the development stage, including capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams and difficulties in managing growth. The Company's losses raise substantial doubt about its ability to continue as a going concern. The Company's financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

F-5

The Company is currently addressing its liquidity issue by continually seeking investment capital through private placements of common stock and debt. The Company believes its current and future plans enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities other than the normal course of business and at amounts which may differ from those in the accompanying consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid instruments with original maturities of three months or less.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Building	40 years
Vehicles	5 years
Equipment	3~5 years

As of March 31, 2014, the Company’s property and equipment consisted of the following:

Building	$346,256
Land	3,140,989
Vehicles	167,340
Equipment	58,261
Accumulated depreciation	(89,246)
$3,623,600

Depreciation expense for the three months ended March 31, 2014 and 2013 were $ 13,485 and $ 12,684, respectively.

Net Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income by weighted average number of shares of common stock outstanding during each period. Diluted income per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. At March 31, 2014, the Company does not have any outstanding common stock equivalents; therefore, a separate computation of diluted loss per share is not presented.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities.

A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized.

Foreign-currency Transactions — Foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under stockholders’ equity.

F-6

Translation Adjustment —The Company financial statements are presented in the U.S. dollar ($), which is the Company’s reporting currency, while its functional currency is the New Taiwan dollar (“NTD”). Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of income. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange ruling at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of income.

In accordance with ASC 830, Foreign Currency Matters, the Company translates the assets and liabilities into U.S. dollars ($) using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from NTD into U.S. dollars are recorded in stockholders’ equity as part of accumulated other comprehensive income.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its result of operations, financial position or cash flow.

NOTE 2- INCOME TAXES

San Lotus has not yet realized income as of the date of this report, and no provision for income taxes has been made. At March 31, 2014, there were no deferred tax assets or liabilities.

NOTE 3 – LAND ACQUISITION

On March 13, 2014, The Company ‘s wholly-owned subsidiary, Green Forest, a Taiwanese corporation, entered into a land purchase agreement with an unrelated party to acquire 35,790.4921 square meters of land in Dataoping Section of Zaoqiao Township, and 281, 116.5 square meters of land in Laotianliao Section of Touwu Township, both in Miaoli County, Taiwan, for a total of TWD$830,490,304 (US$28,165,580.60). The purchase price was paid for through Green Forest’s issuance of a promissory note payable to the seller. Through an agreement of assignment, assumption and release, which the Company entered into with the sellers and Green Forest on March 13, 2014, we assumed the debt Green Forest owed under the promissory note, thus relieving Green Forest of its obligations. On the same date, the Company entered into a stock purchase agreement for the issuance of 139,364,582 shares of its common stock, par value $0.1 per share, at a purchase price of $0.2021per share, to the sellers and their designees pursuant to stock purchase agreement.

NOTE 4 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date of this filing which the consolidated financial statements were available to be issued. All subsequent events requiring recognition as of March 31, 2014 have been incorporated into these consolidated financial statements, and except for the above disclosure, there are no other material subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

******

F-7

INDEX OF AUDITED FINANACIAL STATEMENTS FOR THE YEAR ENDED ON DECEMBER 31, 2013

f-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

San Lotus Holding Inc (a development stage company)

We have audited the accompanying balance sheet of San Holding Inc (the "Company") as of December 31, 2013, and the related statement of operations, stockholders’ equity and cash flows for the period from June 21, 2011 (Inception) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of December 31, 2012 was audited by other auditors, whose report dated March 15, 2013, expressed an unqualified opinion on that financial statement.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and the results of its consolidated operations and its cash flows for the period from June 21, 2011 (Inception) through December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had no revenues and income since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1, which includes the raising of additional equity financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KCC & Associates

Los Angeles, California

March 21, 2014

f-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

San Lotus Holding Inc

(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of San Lotus Holding Inc (a Development Stage Company) (the "Company") as of December 31, 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for year ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2012, and the results of its consolidated operations and its cash flows for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations, accumulated deficit of $469,883 and has no revenue from operations. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. These financial statements do not include any adjustments that might result from such uncertainty.

/s/KCCW Accountancy Corp

Diamond Bar, California

March 15, 2013

f-3

SAN LOTUS HOLDING INC. AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	31-Dec-13	31-Dec-12
ASSETS
Current Assets
Cash in Bank	$54,616	$277,210
Prepaid and other current assets	8,635,987	196,082
Total Current Assets	8,690,603	473,292
Fixed assets- net	3,694,362	672,830
Other Assets	8,025	-
Total Assets	$12,392,990	$1,146,122

LIABILITIES AND EQUITY
Current Liabilities
Accrued expenses	$11,125	$10,629
Other payable	128,376	123,703
Total Current Liabilities	139,501	134,332

Stockholders' Equity
Common stock, $0.1 par value, 1,500,000,000 shares authorized, 96,859,485 and 14,572,130 shares issued and outstanding as of December 31, 2013 and 2012, respectively	9,685,948	1,457,213
Additional paid-in capital	3,436,872	24,000
Deficit accumulated during the development stage	(759,657)	(469,883)
Other comprehensive income	(102,733)	7,208
Total stockholders' equity	12,260,430	1,018,538
Noncontrolling interest	(6,941)	(6,748)
Total Equity	12,253,489	1,011,790

Total Liabilities and Equity	$12,392,990	$1,146,122

The Accompanying Notes Are an Integral Part of the Financial Statements

f-4

SAN LOTUS HOLDING INC. AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012 AND 2011

AND PERIOD FROM JUNE 21, 2011 (INCEPTION) THROUGH DECEMBER 31, 2013

				Deficit Accumulated
				from2011/6/21
				(Inception) through
	2013	2012	2011	12/31/2013
Revenue	$-	$-	$-	$-
General and administrative expenses	290,090	477,282	45,964	813,336
Loss from Operations	(290,090)	(477,282)	(45,964)	(813,336)

Other income (expenses)
Interest income	$123	$115	$-	$238
Loss from long-term investments	-	(20,837)	-	(20,837)
Gain from disposal of long-term investments	-	20,837	-	20,837
Total other income (expense)	123	115	-	238
Net loss before income taxes	(289,967)	(477,167)	(45,964)	(813,098)
Provision for income taxes	-	-	-	-

Net loss	(289,967)	(477,167)	(45,964)	(813,098)
Net loss attributable to noncontrolling interest	(193)	(53,248)	-	(53,441)
Net loss attributable to San Lotus Holding Inc.	(289,774)	(423,919)	(45,964)	(759,657)

Net Loss Per Share-
Basic and Diluted	(0.01)	(0.05)	(0.03)	(0.05)
Weighted Average Shares Outstanding:
Basic and Diluted	27,130,714	9,370,002	1,649,485	14,748,931

Other comprehensive income, net of tax:
Net loss	(289,967)	(477,167)	(45,964)	(759,657)
Foreign currency translation adjustment, net of tax	(102,733)	7,208	-	(102,733)
Total comprehensive income (loss)	(392,700)	(469,959)	(45,964)	(862,390)
Comprehensive income (loss) attributable to the noncontrolling interest	(193)	(53,248)	-	(53,441)
Comprehensive income (loss) attributable to San Lotus Holding Inc.	(392,507)	(416,711)	(45,964)	(462,675)

The Accompanying Notes Are an Integral Part of the Financial Statements

f-5

SAN LOTUS HOLDING INC. AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

PERIOD FROM JUNE 21, 2011 (INCEPTION) THROUGH DECEMBER 31, 2013

			Additional	Accumulated Deficit	Other
	Common Stock		Paid-in	During the	Comprehensive	Noncontrolling
	Share	Amount	Capital	Development Stage	Income	Interest	Total
Inception on June 21, 2011	-	-	-	-	-	-	-
Issuance of common stock for cash	2,000,000	200,000	24,000	-	-	-	224,000
Net loss	-	-	-	(45,964)	-	-	(45,964)
Balance, December 31, 2011	2,000,000	200,000	24,000	(45,964)	-	-	178,036
Formation of subsidiary						46,500	46,500
Issuance of common stock for cash	12,572,130	1,257,213	-	-	-	-	1,257,213
Translation adjustment	-	-	-	-	7,208	-	7,208
Net loss	-	-	-	(423,919)	-	(53,248)	(477,167)
Balance, December 31, 2012	14,572,130	1,457,213	24,000	(469,883)	7,208	(6,748)	1,011,790
Issuance of common stock for cash	82,287,355	8,228,735	3,412,872	-	-	-	11,641,607
Translation adjustment	-	-	-	-	(109,941)	-	(109,941)
Net loss	-	-	-	(289,774)	-	(193)	(289,967)
Balance, December 31, 2013	96,859,485	9,685,948	3,436,872	(759,657)	(102,733)	(6,941)	12,253,489

The Accompanying Notes Are an Integral Part of the Financial Statements

f-6

SAN LOTUS HOLDING INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012 AND 2011

AND PERIOD FROM JUNE 21, 2011 (INCEPTION) THROUGH DECEMBER 31, 2013

			Accumulated from
			June 21, 2011 (Inception)
	2013	2012	through December 31, 2013
Cash flows from operating activities
Net loss	(289,774)	(423,919)	(759,657)
Adjustments to reconcile net loss to net cash used in operations:			0
Depreciation	50,760	25,581	76,341
Loss from long-term investments	-	20,837	20,837
Gain from disposal of investments	-	(20,837)	(20,837)
Changes in assets and liabilities:			0
Increase in prepaid and other current assets	(8,439,905)	(195,403)	(8,635,308)
Increase in other Assets	(8,025)		(8,025)
Increase in accrued expenses	496	9,635	11,045
Increase in other payable	4,673	123,594	128,267
Noncontrolling interest	(193)	(53,248)	(53,441)
Net cash used in operating activities	(8,681,968)	(513,759)	(9,240,777)
Cash flows from investing activities
Purchase of fixed assets	(3,051,981)	(697,323)	(3,749,304)
Net cash used in investing activities	(3,051,981)	(697,323)	(3,749,304)
Cash flows from financing activities			0
Issuance of shares	11,641,607	1,257,213	13,122,820
Noncontrolling interest	-	46,500	46,500
Net cash provided by financing activities	11,641,607	1,303,713	13,169,320
Effect of exchange rate changes on cash and cash equivalents	(130,252)	5,629	(124,623)
Net change in cash	(222,594)	98,260	54,616
Cash and cash equivalents
Beginning	277,210	178,950	-
Ending	54,616	277,210	54,616
Supplemental disclosure of cash flows
Cash paid during the period for:
Interest expense	-	-	-
Income tax	-	-	-

The Accompanying Notes Are an Integral Part of the Financial Statements

f-7

SAN LOTUS HOLDING INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013

NOTE 1- NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

Nature of Business

San Lotus Holding Inc., a company in the developmental stage (the “Company” or “San Lotus”), was incorporated on June 21, 2011 in the State of Nevada. The Company is in the initial stages of opening a travel agency in Taiwan through its wholly owned subsidiary, Green Forest Management Consulting Inc., a Taiwan company.

The Company has not conducted business operations nor had revenues from operations since its inception. The Company’s business plan is to design and market global travel packages and affinity travel excursions throughout the world, and develop a global travel and leisure agency business.

The Company’s year-end is December 31.

Basis of Consolidation

The consolidated financial statements include the accounts of San Lotus Holding Inc. and its majority owned subsidiaries. All significant intercompany accounts and transactions are eliminated.

Going Concern

These financial statements were prepared on the basis of accounting principles applicable to a going concern, which assumes the realization of assets and discharge of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company had an accumulated deficit of $759,657 as of December 31, 2013, and it had no revenue from operations since its inception.

The Company faces all the risks common to companies at the development stage, including capitalization and uncertainty of funding sources, high initial expenditure levels, uncertain revenue streams, and difficulties in managing growth. The Company's losses raise substantial doubt about its ability to continue as a going concern. The Company's financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

The Company is currently addressing its liquidity issue by continually seeking investment capital through private placements of common stock and debt. The Company believes its current and future plans enable it to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time. These financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities other than the normal course of business and at amounts which may differ from those in the accompanying consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

f-8

Cash and Cash Equivalents

Cash and cash equivalents include cash and all highly liquid instruments with original maturities of three months or less.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Building	40 years
Vehicles	5 years
Equipments	5 years

As of December 31, 2013, the Company’s property and equipment consisted of the following:

Building	$346,256
Land	3,301,340
Vehicles	168,972
Equipments	61,380
3,877,948
Accumulated depreciation	(76,867)
Property and equipment- net	$3,801,081

Depreciation expenses were $50,820 for the year ended December 31, 2013.

Stock Based Compensation

The Company applies the fair value provisions of ASC 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments including stock options. ASC 718 requires companies to estimate the fair value of share-based payment awards on the grant date using an option pricing model. The Company does not have any awards of stock- based compensation issued and outstanding at December 31, 2013.

Loss Per Share

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”), which specifies the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation of the diluted loss per share if their effect would be anti-dilutive. For the years ended December 31, 2013, the Company did not have any common equivalent shares.

f-9

Impairment of Long-Lived Assets

The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. Management has determined that no impairments of long-lived assets currently exist.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized.

Foreign-currency Transactions — Foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under stockholders’ equity.

Translation Adjustment —The Company financial statements are presented in the U.S. dollar ($), which is the Company’s reporting currency, while its functional currency is the New Taiwan dollar (“NTD”). Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of income. Monetary assets and liabilities denominated in foreign currency are translated at the functional currency rate of exchange ruling at the balance sheet date. Any differences are taken to profit or loss as a gain or loss on foreign currency translation in the statements of income.

In accordance with ASC 830, Foreign Currency Matters, the Company translates the assets and liabilities into U.S. dollars ($) using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from NTD into U.S. dollars are recorded in stockholders’ equity as part of accumulated other comprehensive income.

f-10

Statement of Cash Flows

Cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recently Issued Accounting Pronouncements — In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS. The amended guidance changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. The Company adopted the provisions of this ASU in the first quarter of 2012 and does not believe the adoption will have a material impact on its consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, "Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment,” which modifies the impairment test for goodwill. Under the new guidance, an entity is permitted to make a qualitative assessment of whether it is more likely than not that the reporting unit’s fair value is less than the carrying value before applying the two-step goodwill impairment model that is currently in place. If it is determined through the qualitative assessment that a reporting unit's fair value is more likely than not greater than its carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. The Company adopted the provisions of this ASU in the first quarter of 2012 and does not believe the adoption will have a material impact on its consolidated financial statements.

NOTE 2- INCOME TAXES

San Lotus has not yet realized income as of the date of this report, and no provision for income taxes has been made. As of December 31, 2013, there were no deferred tax assets or liabilities.

NOTE 3- INVESTMENTS

In January 2013, the Company entered into non-binding letters of intent to acquire 100% ownership in two privately held travel and leisure companies, USA XO Tours Inc., a California corporation, and XO Tours Canada Ltd., a Vancouver, British Columbia limited company (together, the “XO Entities”). The “XO Entities” are each owned by our Chief Executive Officer, Chen Tseng Chih Ying.

In January 2013, the Company entered into non-binding letters of intent to acquire 100% ownership in two privately held travel and leisure companies, See World Holiday Ltd., a Vancouver, British Columbia corporation, and Grandfair Travel Ltd., a Vancouver, British Columbia limited company (together, the “Travel Companies”). The Travel Companies are each owned by our Chief Executive Officer, Chen Tseng Chih Ying.

In January 2013, the Company entered into a non-binding letter of intent to acquire 100% ownership in a privately held travel and leisure company, Lok Yee Holiday Limited, a Hong Kong limited company (“Lok Yee Holiday”). Lok Yee Holiday is owned by our Chief Executive Officer, Chen Tseng Chih Ying.

In January 2013, our wholly-owned subsidiary, Green Forest Management Consulting Inc., a Taiwan corporation, entered into non-binding letters of intent to acquire 100% ownership in Sin Lian Hua International Travel Inc., a privately held Taiwan (R.O.C.) travel and leisure corporation (“SLH International”). SLH International is owned by our Chief Executive Officer, Chen Tseng Chih Ying.

In February 2013, our wholly-owned subsidiary, Green Forest Management Consulting Inc., a Taiwan (R.O.C.) corporation, entered into a non-binding letter of intent with Yao De International Recreation Incorporation (“Yao De”) to acquire 100% ownership in Royal Country Club golf course, a 206 hectare golf course in Touwu Township, Maoli County, Taiwan (R.O.C.) (the “Subject Land”). The Subject Land is owned by Yao De and 25 individuals who own minority interests in the Subject Land. Yao De owns the majority of the Subject Land and, while Green Forest has yet to enter into a formal non-binding LOI with the 25 individual owners (the “minority land owners”), Green Forest has reached verbal agreement with all parties concerning its intent to purchase the Subject Land.

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In February 2013, our wholly-owned subsidiary, Green Forest, a Taiwanese corporation , entered into a non-binding letter of intent with an unrelated party to acquire 100% ownership in approximately 16,000 square meters of land in the Fuli Section of Miaoli City, Miaoli County, Taiwan.

In March 2013, the Company entered into non-binding letters of intent to acquire 100% ownership in three privately held travel and leisure companies, Smileviet, JSC, a Hanoi, Vietnam corporation, Tourmaster Travel Service Inc., a Taiwan (R.O.C) corporation, and Vietlink International Travel (HK) Ltd., a Hong Kong (S.A.R.) corporation (together referred to as the “entities”). The three entities have operations in the cities of Hanoi, Ho Chi Minh City and Da Nang, Vietnam, Hong Kong and Taipei, Taiwan.

NOTE 4- RELATED PARTY TRANSACTIONS

Purchase of Assets- In January 2013, our wholly-owned subsidiary, Green Forest, a Taiwanese corporation, entered into non-binding letters of intent to acquire 100% ownership of Mao Ren International Inc., a Taiwanese land holding company (“Mao Ren”). Mao Ren is owned by a consortium of 10 investors, including our Vice President, Yu Chien Yang, and one of our stockholders, Da Chuang Management Consultant Co. LTD., an entity controlled by Mr. Yu.

In February 2013, our wholly-owned subsidiary, Green Forest, a Taiwanese corporation , entered into the following non-binding letters of intent : (1) with Da Chuang Business Management Consultant Co. Ltd. (“Da Chuang”) to acquire 100% ownership in 29,293 square meters of land owned by Da Chuang in the Xinhua Section of Xinpi township, Pingtun County, Taiwan; and (2) with Da Ren International Development Inc. to acquire 100% ownership interest in Da Ren, a Taiwanese real estate holding company. Da Ren is a wholly owned subsidiary of Da Chuang. Both Da Chuang and Da Ren are controlled by our Vice President, Yu Chien Yang.

In September 2013, our wholly-owned subsidiary, Green Forest, a Taiwanese corporation, entered into a stock purchase agreement to purchase Da Ren International Development Inc. from its shareholders, Chang Cheng-Sung, Liao Chi-Sheng, Yu Chien-Yang and Da Chuang Business Management Consultant Co., Ltd., a Taiwanese corporation, to acquire 100 percent of the outstanding share of common stock in Da Ren in exchange for a promissory note in the amount of TWD $91,996,524 (US$3,070,645). Through acquiring all of the outstanding stock of Da Ren, Green Forest acquired Da Ren’s only asset, 37,273.68 square meters of land in Taichung City, Beitun District, Taiwan. The Land was purchased at fair market value.

In October 2013, our wholly-owned subsidiary, Green Forest, a Taiwanese corporation, entered into a land purchase agreement with Yu Chien-Yang and Da Chuang Business Management Consulting Co., Ltd., a Taiwanese corporation, to acquire 29,332.7000 square meters of land located in the Xinhua Section of Xinpi Township, Pingtun County, Taiwan. Mr. Yu is our vice president and director and he holds a 29.31 percent ownership interest in Da Chuang. Chen Kuan-Yu, our secretary and director, and Chiang Yu-Chang, Green Forest’s chairman, hold 7.56 percent and 1.18 percent ownership interests, respectively, in Da Chuang. Green Forest purchased the Land for TWD$53,238,851 (US$1,815,414.60).

In December 2013, our wholly-owned subsidiary, Green Forest, a Taiwanese corporation, entered into a land purchase agreement with Yu, Chien-Yang to acquire 35,251 square meters of land in Dataoping Section of Zaoqiao Township, Miaoli County, Taiwan and 41,184 square meters of land in Laotianliao Section of Touwu Township, Miaoli County, Taiwan, all of which is 76,435 square meters. Green Forest purchased the Land for TWD$200,301,985 (US$6,755,547.6).

Operating Leases- The Company leased an office from a company that is owned by the Company’s vice president and director under an operating lease agreement which expired on December 14, 2013. The monthly base rent was approximately $1,010.

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NOTE 5- COMMITMENT

Operating Leases

The Company leases an office from a related party (Note 4) and three office facilities from an outside party under operating leases that expire on various dates through March 2014.

Future minimum lease payments under the operating leases are summarized as follows:

Twelve-month ended
December 31,	Amount
2013	$25,909
2014	3,653
Total	$29,562

NOTE 6- COMMON STOCK

On September 17, 2013, the Company issued 30,706,452 shares of common stock to noteholders at a price of $0.1 per share for an aggregate amount of $3,070,645.

On October 29, 2013, the Company issued 18,154,146 shares of common stock to noteholders at a price of $0.10 per share for an aggregate amount of $1,815,415.

On December 27, 2013, the Company issued 33,426,757 shares of common stock to a noteholder at a price of $0.2021 per share for an aggregate amount of $6,755,547.

NOTE 7 – SUBSEQUENT EVENTS

On March 13, 2014, The Company ‘s wholly-owned subsidiary, Green Forest, a Taiwanese corporation, entered into a land purchase agreement with an unrelated party to acquire 35,790.4921 square meters of land in Dataoping Section of Zaoqiao Township, and 281, 116.5 square meters of land in Laotianliao Section of Touwu Township, both in Miaoli County, Taiwan, for a total of TWD$830,490,304 (US$28,165,580.60). The Purchase Price was paid for through Green Forest’s issuance of a promissory note payable to the Seller. Through an agreement of assignment, assumption and release, which the Company entered into with the Sellers and Green Forest on March 13, 2014, we assumed the debt Green Forest owed under the Promissory Note, thus relieving Green Forest of its obligations. On the same date, the Company entered into a stock purchase agreement for the issuance of 139,364,582 shares of its common stock, par value $0.1 per share, at a purchase price of $0.2021per share, to the Sellers and their designees pursuant to stock purchase agreements.

******

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SAN LOTUS HOLDING INC.

494,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is_____, 2012

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$8.60
Accounting fees and expenses	$4,000.00
Legal fees and expense	$30,000.00
Blue Sky fees and expenses	$1,000.00
Miscellaneous	$0.00
Total	$35,008.60

All amounts, other than the Commission’s registration fee, are estimates. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

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ITEM 14: INDEMNIFICATIONS OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Nevada corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ITEM 15: RECENT SALES OF UNREGISTERED SECURITIES

We were incorporated in the State of Nevada on June 21, 2011. The below-referenced stockholders acquired their shares by purchase exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), in July and November 2011, and April 2012. We relied upon Regulation S of the Securities Act for the below issuances to non-US citizens or residents.

On July 25, 2011, we issued 1,520,000 shares of common stock to its founders at a price of $0.10 per share for an aggregate offering price of $152,000.

In July 2011, the we issued 480,000 shares of common stock to individual investors at a price of $0.15 per share for an aggregate offering price of $72,000.

As of November 9, 2011, all of the above listed shares had been fully paid for.

On April 25, 2012, we issued 6,500,000 shares of common stock to one of our founders and another individual at a price of $0.10 per share for an aggregate offering price of $650,000. As of June 1, 2012, the shares were fully paid for.

On July 11, 2012, we issued 6,072,130 shares of common stock to two of founders and another individual at a price of $0.10 per share for an aggregate offering price of $607,213. As of July 11, 2012, the shares were fully paid for.

On September 17, 2013, we issued 30,706,452 shares of our common stock at a purchase price of $3,070,645.20, or $0.10 per share. The Shares were issued at the instruction of the Da Ren Sellers and in satisfaction of the debt owed to the Da Ren Sellers under the Promissory Note. The shares are exempted from registration pursuant to Regulation S of the Securities Act as the shares were sold outside the U.S. to non-U.S. individuals.

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On October 29, 2013, we entered into a stock purchase agreement for the issuance of 18,154,146 shares of our common stock at a purchase price of $0.10 per share. The issuance of the Shares was exempt from registration in reliance on either Regulation S or Regulation D. The Shares were issued at the instruction of the Sellers and in full satisfaction of the debt we owed pursuant to the Assumption of Promissory Note owed by our subsidiary, Green Forest Management Consulting Inc.

On December 27, 2013, we entered into a stock purchase agreement for the issuance of 33,426,757 shares of our common stock, par value $0.1 per share, at a purchase price of $0.2021 per share. The issuance of the Shares was exempt from registration pursuant to either Regulation S or Regulation D. The Shares were issued at the instruction of the Sellers and in full satisfaction of the debt we owed pursuant to the Assumption of Promissory Note owed by our subsidiary, Green Forest Management Consulting Inc..

On March 13, 2014, we entered into a stock purchase agreement for the issuance of 139,364,582 shares of our common stock, at a purchase price of $0.2021per share. The issuance of the Shares was exempt from registration pursuant to either Regulation S or Regulation D. The Shares were issued at the instruction of the Sellers and in full satisfaction of the debt we owed pursuant to the Assumption of Promissory Note owed by our subsidiary, Green Forest Management Consulting Inc.

We believed that Regulation S was available for all of the above issuances because:

•	none of these issuances involved underwriters, underwriting discounts or commissions;

•	we placed Regulation S required restrictive legends on all certificates issued;

•	no offers or sales of stock under the Regulation S offering were made to persons in the United States; and

•	no direct selling efforts of the Regulation S offering were made in the United States.

We believed that Regulation D was available for all of the above issuances because:

•	none of any general solicitation be used to market our securities;

•	fewer than 35 non-accredited invetors involving all the issuances above;

•	giving non-accredited investors disclosure documents that are generally the same as those used in registered offerings;

•	our availability to answer questions by prospective investors; and

•	financial statements certified by independent public accountant;

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

o	access to all our books and records;

o	access to all material contracts and documents relating to our operations; and

o	the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices, at any reasonable hour and after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

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ITEM 16 EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Form S-1 filed September 6, 2011)

3.2	Certificate of Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.2 to Form S-1/A filed June 29, 2012)

3.2	By-Laws (incorporated herein by reference to Exhibit 3.2 to Form S-1 filed September 6, 2011)

4.1	Form of Subscription Agreement (incorporated herein by reference to Exhibit 4.1 to Form S-1/A filed June 29, 2012)

5.1	Opinion of Chiang, Tien Jen

10.1	List of Subsidiaries

10.2	Subscription Agreement, dated January 20, 2012, between A Peace World Holding Inc. and San Lotus Holding Inc. (incorporated herein by reference to Exhibit 10.2 to Form S-1/A filed June 29, 2012)

10.3	Letter from the Investment Commission, Ministry of Economic Affairs, Taiwan (R.O.C.), approving San Lotus Holding Inc.’s Investment In Green Forest Management Consulting Inc., a Taiwan corporation. (incorporated herein by reference to Exhibit 10.3 to Form S-1/A filed June 29, 2012)

10.4	Stock Purchase Agreement, dated March 31, 2012, between TBWTV Inc. and San Lotus Holding Inc. (incorporated herein by reference to Exhibit 10.4 to Form S-1/A filed June 29, 2012)

10.5	Asset Purchase Agreement, dated as of June 5, 2012, between San Lotus Holding Inc. and USA XO Tours Inc. (incorporated herein by reference to Exhibit 10.5 to Form S-1/A filed June 29, 2012)

10.6	Share Repurchase Agreement, dated July 11, 2012, between San Lotus Holding Inc. and Yu Chien-Yang. (incorporated herein by reference to Exhibit 10.5 to Form S-1/A filed July 25, 2012)

10.7	Stock Purchase Agreement, dated September 13, 2012, between San Lotus Holding Inc. and Chen Kuan-Yu. (incorporated herein by reference to Exhibit 10.8 to Form S-1/A filed September 19, 2012)

10.8	Stock Purchase Agreement, dated September 13, 2012, between San Lotus Holding Inc. and Yu Chien-Yang. (incorporated herein by reference to Exhibit 10.9 to Form S-1/A filed September 19, 2012)

10.9	Non-binding Letter of Intent, dated February 2, 2013, by and between San Lotus Holding Inc. and Yao De International Recreation Inc. (incorporated herein by reference to Exhibit 10.1 to Form 8-K filed February 4, 2013).

10.10	Non-binding Letter of Intent, dated February 3, 2013, by and between San Lotus Holding Inc. and Da Chuang Business Management Consultant Co., Ltd. (incorporated herein by reference to Exhibit 10.1 to Form 8-K filed February 7, 2013).

10.11	Non-binding Letter of Intent, dated January 18, 2013, by and between San Lotus Holding Inc. and USA XO Tours Inc. (incorporated herein by reference to Exhibit 10.1 to Form 8-K filed January 22, 2013).

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10.12	Non-binding Letter of Intent, dated January 20, 2013, by and between San Lotus Holding Inc. and Lok Yee Holiday Ltd. (incorporated herein by reference to Exhibit 10.1 to Form 8-K filed January 25, 2012).

10.13	Non-binding Letter of Intent, dated January 27, 2013, by and between San Lotus Holding Inc. and Sin Lian Hua International Travel Inc. (incorporated herein by reference to Exhibit 10.1 to Form 8-K filed January 31, 2013).

10.14	Non-binding Letter of Intent, dated February 4, 2013, by and between Green Forest Management Consulting Inc. and Deng Wei Yuan (incorporated herein by reference to Exhibit 10.1 to Form 8-K filed February 8, 2013).

10.15	Convertible Loan Agreement, dated February 25, 2013, by and between San Lotus Holding Inc. and USA XO Tours Inc. (incorporated herein by reference to Exhibit 10.1 to Form 8-K filed February 28, 2013).

10.16	Stock Purchase Agreement, dated September 13, 2012, by and between San Lotus Holding Inc. and Yu Chien Yang (incorporated herein by reference to Exhibit 10.9 to Form S-1 (File No. 333-176694) filed September 19, 2012).

10.17	Non-binding Letter of Intent, dated January 18, 2013, by and between San Lotus Holding Inc. and USA XO Tours Canada Ltd. (incorporated herein by reference to Exhibit 10.2 to Form 8-K filed January 22, 2013).

10.18	Non-binding Letter of Intent, dated January 27, 2013, by and between San Lotus Holding Inc. and Mao Ren International Inc. (incorporated herein by reference to Exhibit 10.2 to Form 8-K filed January 31, 2013).

10.19	Letter from Investment Commission, Ministry of Economic Affairs, Taiwan (R.O.C.), approving San Lotus Holding Inc.’s Investment In Green Forest Management Consulting Inc., a Taiwan corporation, dated May 21, 2012, (incorporated herein by reference to Exhibit 10.3 to Form S-1 (File No. 333-176694) filed June 29, 2012).

10.20	Stock Purchase Agreement of San Lotus Holding Inc., dated March 31, 2012, by and between TBWTV Inc. and San Lotus Holding Inc. (incorporated herein by reference to Exhibit 10.4 to Form S-1 (File No. 333-176694) filed June 29, 2012).

10.21	Asset Purchase Agreement, dated as of June 5, 2012, by and between San Lotus Holding Inc. and USA XO Tours Inc. (incorporated herein by reference to Exhibit 10.5 of Form S-1 (File No. 333-176694) filed June 29, 2012).

10.22	Share Repurchase Agreement, dated July 10, 2012, by and between San Lotus Holding Inc. and Yu Chang Chiang (incorporated herein by reference to Exhibit 10.6 of Form S-1 (File No. 333-176694) filed July 25, 2012).

10.23	Share Repurchase Agreement, dated July 10, 2012, by and between San Lotus Holding Inc. and Yu Chien Yang (incorporated herein by reference to Exhibit 10.7 to Form S-1 (File No. 333-176694) filed August 29, 2012).

10.24	Stock Purchase Agreement, dated September 13, 2012, by and between San Lotus Holding Inc. and Chen Kuan Yu (incorporated herein by reference to Exhibit 10.8 to Form S-1(File No. 333-176694) filed September 19, 2012).

10.25	Subscription Agreement of San Lotus Holding Inc., dated January 20, 2012, by and between A Peace World Holding Inc. and San Lotus Holding Inc. (incorporated herein by reference to Exhibit 10.2 to Form S-1 (File No. 333-176694) filed June 29, 2012).

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10.26	Non-binding Letter of Intent, dated March 16, 2013, to Acquire Smileviet, JSC (incorporated herein by reference to Exhibit 10.1 to Form 8-K filed March 18, 2013).

10.27	Non-binding Letter of Intent, dated March 16, 2013, to Acquire Tourmaster Travel Service Inc. (incorporated herein by reference to Exhibit 10.2 to Form 8-K filed March 18, 2013).

10.28	Non-binding Letter of Intent, dated March 16, 2013, to Acquire Vietlink International Travel (HK) Ltd. (incorporated herein by reference to Exhibit 10.3 to Form 8-K filed March 18, 2013).

10.29	Agreement of Assignment, Assumption and Release, dated as of September 17, 2013 by and among San Lotus Holding Inc., Green Forest Management Consulting Inc., Chang Cheng-Sung, Liao Chi-Sheng, Yu Chien-Yang and Da Chuang Business Management Consulting Co., Ltd. (incorporated herein by reference to Exhibit 10.3 to Form 8-K filed September 20, 2013).

10.30	Cancellation of Promissory Note, dated as of September 17, 2013, by and between San Lotus Holding Inc., Green Forest Management Consulting Inc., Chang Cheng-Sung, Liao Chi-Sheng, Yu Chien-Yang and Da Chuang Business Management Consulting Co., Ltd. (incorporated herein by reference to Exhibit 10.4 to Form 8-K filed September 20, 2013).

10.31	Regulation S Stock Purchase Agreement, dated of September 17, 2013, between San Lotus Holding Inc. and the Purchasers Named Therein (incorporated herein by reference to Exhibit 10.5 to Form 8-K filed September 20, 2013).

10.32	Agreement of Assignment, Assumption and Release, dated as of October 29, 2013, by and among San Lotus Holding Inc., Green Forest Management Consulting Inc., Yu Chien-Yang and Da Chuang Business Management Consulting Co., Ltd. (incorporated herein by reference to Exhibit 10.3 to Form 8-K filed November 4, 2013).

10.33	Cancellation of Promissory Note, dated as of October 29, 2013, by and between San Lotus Holding Inc., Green Forest Management Consulting Inc., Yu Chien-Yang and Da Chuang Business Management Consulting Co., Ltd. (incorporated herein by reference to Exhibit 10.4 to Form 8-K filed November 4, 2013).

10.34	Regulation S Stock Purchase Agreement, dated as of October 29, 2013, between San Lotus Holding Inc. and the Purchasers Named Therein. (incorporated herein by reference to Exhibit 10.5 to Form 8-K filed November 4, 2013).

10.35	Regulation D Stock Purchase Agreement, dated as of October 29, 2013, between San Lotus Holding Inc. and the Purchasers Named Therein. (incorporated herein by reference to Exhibit 10.6 to Form 8-K filed November 4, 2013).

10.36	Regulation D Stock Purchase Agreement, dated as of October 29, 2013, between San Lotus Holding Inc. and Megan J. Penick. (incorporated herein by reference to Exhibit 10.7 to Form 8-K filed November 4, 2013).

10.37	Appraisal Report of Zhanmao Real Estate Appraisers Firm. (incorporated herein by reference to Exhibit 10.8 to Form 8-K filed November 4, 2013).

10.38	Agreement of Assignment, Assumption and Release, dated as of December 27, 2013, by and among San Lotus Holding Inc.; Green Forest Management Consulting Inc.; and Yu, Chien-Yang (incorporated herein by reference to Exhibit 10.3 to Form 8-K filed December 30, 2013).

10.39	Cancellation of Promissory Note, dated as of December 27, 2013, by and between San Lotus Holding Inc.; Green Forest Management Consulting Inc.; and Yu, Chien-Yang (incorporated herein by reference to Exhibit 10.4 to Form 8-K filed December 30, 2013).

10.40	Regulation S Stock Purchase Agreement, dated as of December 27, 2013, between San Lotus Holding Inc. and the Purchasers Named Therein. (incorporated herein by reference to Exhibit 10.5 to Form 8-K filed December 30, 2013).

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10.41	Regulation D Stock Purchase Agreement, dated as of December 27, 2013, between San Lotus Holding Inc. and the Purchasers Named Therein. (incorporated herein by reference to Exhibit 10.6 to Form 8-K filed December 30, 2013).

10.42	Appraisal Report of Zhanmao Real Estate Appraisers Firm. (incorporated herein by reference to Exhibit 10.8 to Form 8-K filed December 30, 2013).

10.43	Agreement of Assignment, Assumption and Release, dated as of March 13, 2014, by and among San Lotus Holding Inc.; Green Forest Management Consulting Inc.; and Lo, Fun-Ming (incorporated herein by reference to Exhibit 10.3 to Form 8-K filed March 13, 2014).

10.44	Cancellation of Promissory Note, dated as of March 13, 2014, by and between San Lotus Holding Inc.; Green Forest Management Consulting Inc.; and Lo, Fun-Ming (incorporated herein by reference to Exhibit 10.4 to Form 8-K filed March 13, 2014).

10.45	Regulation S Stock Purchase Agreement, dated as of March 13, 2014, between San Lotus Holding Inc. and the Purchasers Named Therein. (incorporated herein by reference to Exhibit 10.5 to Form 8-K filed March 13, 2014).

10.46	Regulation D Stock Purchase Agreement, dated as of March 13, 2014, between San Lotus Holding Inc. and the Purchasers Named Therein. (incorporated herein by reference to Exhibit 10.6 to Form 8-K filed March 13, 2014).

21.1	List of Subsidiaries of Registrant (incorporated herein by reference to Exhibit 21.1 to Post Effective Amendment No. 2 filed April 24, 2014).

23.1	Consent of KCC & Associates

31.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (incorporated herein by reference to Exhibit 31.1 to Quarterly Report on Form 10-Q filed May 12, 2014).

31.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (incorporated herein by reference to Exhibit 31.2 to Quarterly Report on Form 10-Q filed May 12, 2014).

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (incorporated herein by reference to Exhibit 31.2 to Quarterly Report on Form 10-Q filed May 12, 2014).

ITEM 17: UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

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iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 5 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on June 16, 2014.

San Lotus Holding Inc.

By:	/s/ Chen, Li Hsing
Chen, Li-Hsing
President
(Principal Executive Officer)

By:	/s/ Lin, Mu Chen
Lin, Mu Chen
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Chen, Li-Hsing	President, Director	June 16, 2014
Chen, Li-Hising

/s/ Yu, Chen Yang	Vice President, Director	June 16, 2014
Yu, Chien Yang

/s/ Chen, Kuan-Yu	Secretary, Director	June 16, 2014
Chen, Kuan-Yu

/s/ Lo, Fun-Ming	Director	June 16, 2014
Lo, Fun-Ming

/s/Kwong, Edwin	Director	June 16, 2014
Kwong, Edwin

/s/ Wu, Tsung-Lun	Director	June 16, 2014
Wu, Tsung-Lun

/s/ Yueh, Jung-Lin	Director	June 16, 2014
Yueh, Jung-Lin

/s/Chang, Kai	Director	June 16, 2014
Chang, Kai

/s/ Lai, Chia-Ling	Director	June 16, 2014
Lai, Chia-Ling

/s/ Lin, Mu Chen	Chief Financial Officer	June 16, 2014
Lin, Mu Chen	(Principal Financial and Accounting Officer)

/s/ Chen Tseng, Chih-Ying	Chief Executive Officer	June 16, 2014
Chen Tseng, Chih-Ying

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